Exhibit 10.17

AGREEMENT OF LEASE

SCC BUILDING I LIMITED PARTNERSHIP

as Landlord

- and -

AXCAN PHARMA US, INC.

as Tenant

Premises:	SOMERSET CORPORATE CENTER I
BRIDGEWATER TOWNSHIP, NEW JERSEY
BUILDING I

i

ARTICLE 30. PERSONAL LIABILITY	35
ARTICLE 31. ISRA COMPLIANCE	35
ARTICLE 32. MISCELLANEOUS	36

Exhibit A-l	Buildings
Exhibit A-2	Premises
Exhibit A-3	Parking Plan
Exhibit B	Work Agreement
Exhibit C	Rules and Regulations
Exhibit D	Cleaning Schedule
Exhibit E	Form of Estoppel
Exhibit F	Prohibited Entities
Exhibit G	Form of SNDA
Exhibit H	Guaranty

-ii-

AGREEMENT OF LEASE

AGREEMENT OF LEASE (this “Lease”), dated as of January 22, 2009 between SCC BUILDING I LIMITED PARTNERSHIP, a New Jersey limited partnership, having an address c/o SJP Properties, Morris Corporate Center IV, Building C, 379 Interpace Parkway, Parsippany, New Jersey 07054, hereinafter referred to as “Landlord”, and AXCAN PHARMA US, INC., a Delaware corporation, having its principal office at 22 Inverness Center Parkway, Birmingham, Alabama 35242, hereinafter referred to as “Tenant”.

PRELIMINARY STATEMENT

Landlord is the owner in fee simple of the parcel of land known and designated as Lot 39.2 in Block 3401 on the Tax Map of the Township of Bridgewater, County of Somerset, State of New Jersey, upon which Landlord has constructed one (1) eight (8) story office building and certain related improvements. Tenant desires to lease space in the building erected on such land identified as Building “I” on Exhibit “A-l” attached hereto in accordance with, and subject to, the provisions of this Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

DEFINITIONS

For all purposes of the Lease and all agreements supplemental thereto or modifying this Lease, the following terms shall have the meanings herein specified:

“Additional Rent” shall mean all sums payable by Tenant to Landlord pursuant to the various Articles herein in which said term is used and any other charges, other than Base Rent, as shall become due and payable hereunder.

“Alterations” shall have the meaning given to such term in Section 9.1.

“Base Rent” shall mean the fixed rental payable pursuant to Section 1.3.

“Base Rent Commencement Date” shall mean the Commencement Date.

“Base Year” shall mean the twelve (12) month period commencing on the Commencement Date and expiring on the first anniversary thereof.

“Base Year Operating Expenses” shall mean the Operating Expenses actually paid or incurred during the Base Year.

“Building” shall mean the building constructed on the land designated as Building “1” on Exhibit “A-l” attached hereto and by this reference made a part hereof and in which the Premises are located.

“Building Holidays” shall mean Sunday, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after, and Christmas Day, as each of said holidays are celebrated in the State of New Jersey.

“Business Hours” shall mean 8:00 a.m. to 6:00 p.m. on Mondays through Fridays, and 8:00 a.m. to 1:00 p.m. on Saturdays, excluding Building Holidays.

“Commencement Date” shall mean the earlier of: (a) the date on which the Premises are substantially completed or (b) the date on which Tenant takes possession of and occupies the Premises for the conduct of its business. As used herein, “substantially completed” shall mean that (i) the Tenant Improvements have been substantially completed pursuant to the Final Plans (as defined in the Work Agreement) except for (x) details of construction, decoration and mechanical adjustments which are minor in character, the noncompletion of which will not materially interfere with Tenant’s use and enjoyment of the Premises, and (y) Tenant Installations and Special Work; and (ii) Landlord shall have obtained (1) a certificate of approval or a temporary or permanent certificate of occupancy for the Premises which authorizes the lawful occupancy of the Premises by Tenant, or (2) all requirements to obtain a certificate of approval or a temporary or permanent certificate of occupancy for the Premises, other than the completion of Special Work and Tenant Installations therein, shall have been satisfied. If any Tenant Delay occurs, the Commencement Date shall be accelerated by a time period equal to the number of days of Tenant Delay.

“Common Area” or “Common Areas” shall mean all portions of the Property which are not intended to be rented to a tenant, including, without limitation, interior corridors, elevators, mechanical rooms, stairs, lobbies, lavatories, washrooms, roadways, parking areas, sidewalks, plazas, traffic lights, storm drainage facilities, landscaped areas, exterior walks and ramps, sanitary sewer, domestic and fire water systems, fire protection installations, security systems, electric power and telephone cables and lines and other utility connections, facilities and other improvements (above and below ground) which are owned by Landlord and are now or hereafter constructed on the Property for use in common by Landlord, Tenant and other tenants located in the Building or for the common benefit of the foregoing.

“Competing Retail Brokerage Firms” shall mean entities whose primary business conducted at the Building is that of a retail brokerage securities firm.

“Default Interest Rate” shall mean two (2) percentage points over the per annum prime or base rate announced from time to time by Citibank, N.A.

“Excusable Delay” shall mean a delay caused by governmental action or lack thereof, shortages or unavailability of materials and/or supplies, labor disputes, strikes, slow downs, job actions, picketing, secondary boycotts, fire or other casualty, delays in transportation, acts of God, requests of any governmental agencies or authorities, court or administrative orders or regulations, adjustment of insurance, acts of declared or undeclared war, public disorder, riot or civil commotion, terrorist acts, or when applied to an obligation of Landlord by anything else beyond the reasonable control of Landlord or when applied to an obligation of Tenant, anything else beyond the reasonable control of Tenant.

“Exterior Electric” shall mean the electrical energy charges for the Common Areas of the Property outside of the Building.

“Governmental Authority” shall mean any governmental instrumentality, authority or body (including, without limitation, the township, county, state or federal governments, any agency, subdivision or department of any of the foregoing or any other quasi-govemmental agency, or any fire insurance rating organization) that has jurisdiction over the Property or the use or operation thereof.

“Gross Annual Rentals” shall mean all income from the operation and management of the Property, including, without limitation, all Base Rents, Additional Rents, escalations, amounts received on account of electric and other utilities, and insurance proceeds during each calendar year of the Term.

“Guarantor” shall mean Axcan Intermediate Holdings Inc.

“Guaranty” shall mean that certain Guaranty of Lease executed by Guarantor in the form attached hereto as Exhibit G.

“Improvements” shall mean all improvements, exclusive of the Building, to be constructed by Landlord on the Land.

“Initial Escalation Period” shall mean the period from the expiration of the Base Year through December 31st of the calendar year in which the expiration of the Base Year occurs.

“Land” shall mean that certain tract and parcel of land known and designated as Lot 39.2 in Block 3401 on the Tax Map of Bridgewater Township, Somerset County, New Jersey.

“Lease” or “this Lease” consists of this Agreement of Lease and Exhibits “A” through “H” attached hereto and made a part hereof.

“Operating Expenses” shall have the meaning given such term in Section 5.1.

“Operating Expense Statement” shall have the meaning given such term in Section 5.1.

“Permitted Alteration” shall have the meaning given to such term in Section 9.1.

“Premises” shall mean the portion of the second floor cross-hatched on Exhibit A-2 attached hereto and by this reference made a part hereof.

“Property” shall mean the Land, the Building, the Common Areas and the Improvements.

“Rentable Area of the Building” shall be deemed to mean 238,884 square feet for all purposes of this Lease.

“Rentable Area of the Premises” shall be deemed to mean 19,715 square feet for all purposes of this Lease.

“Rules and Regulations” shall mean the rules and regulations set forth on Exhibit “C” attached hereto and made a part hereof, as the same may be amended from time to time by Landlord pursuant to the provisions of Article 6.

“Somerset Corporate Center” shall mean the lands comprising the Land and those certain parcels of land designated as Lots 39.01, 39.02, and 39.04 in Block 3401 on the Tax Map of Bridgewater Township, Somerset County, New Jersey (as said parcel may be further subdivided in the future) on which has been approved the development of a six (6) building office complex.

“Somerset Corporate Center Common Areas” shall mean those roadways, sidewalks, drainage areas and utilities serving common areas, landscaping in common areas, recreation areas and other similar amenities, and common areas, if any, which may be hereafter constructed as part of Somerset Corporate Center and which are made available for the benefit of all tenants and occupants of Somerset Corporate Center and not just for the use of the tenants and occupants of only a particular office building.

“Special Work” shall mean those portions of the Tenant Improvements which, by their nature, require a longer period for construction and completion than do standard finishes, whether by reason of delays in Landlord’s receipt of specially ordered or fabricated materials selected by Tenant or the intricacies and/or time consuming nature of actually performing the work or otherwise. Landlord agrees that it shall notify Tenant of those items, if any, it deems to be Special Work within five (5) business days of receipt of the plans from Tenant specifying such Special Work. Landlord’s notice shall advise Tenant of the period of delay over standard finishes that the Landlord estimates will be occasioned by the Special Work. Tenant shall have the right, within three (3) days after being notified of any Special Work in accordance with the preceding sentence, to issue a change order to Landlord that provides that Tenant intends to: (i) perform such work itself as Tenant Installations (as defined in the Work Agreement); (ii) substitute other work or finishes for the Special Work; or (iii) delete the Special Work from the Tenant Improvements. If such notice is not given within such three (3) day period, Landlord shall proceed with the performance of such Special Work.

“Structural Repairs” shall mean repairs to the structural members of the roof, foundation, floor slabs and permanent exterior walls and support columns of the Building.

“Taxes” shall mean all real estate taxes and governmental impositions, including, without limitation, special assessments, levied against the Property and any taxes levied against any personal property owned by Landlord used in connection with the operation of the Property, and any taxes assessed in lieu of any of the foregoing.

“Tenant Delay” shall mean any act or omission of any nature by Tenant or Tenant’s Visitors which delays the substantial completion of the Building or Tenant Improvements, including without limitation, any failure by Tenant to submit plans when due, any failure or delay by Tenant in supplying information or giving authorizations or approvals, any delays resulting from changes made by Tenant to the Final Plans, from the performance of Tenant Installations or Special Work or from other non compliance with Tenant’s obligations required by the Work Agreement.

“Tenant Electric” shall mean Tenant’s proportionate share (7.78%) of Landlord’s cost of all electrical energy used in the entire Building (including electric for Building HVAC). Building electric includes back-up electric for the operation of the Building’s elevators and base Building emergency lighting.

“Tenant Improvements” shall have the meaning given such term in the Work Agreement.

“Tenant Installations” shall have the meaning given such term in the Work Agreement.

“Tenant’s Proportionate Share” with respect to all Operating Expenses shall mean 8.25%, representing the ratio of the Rentable Area of the Premises to the Rentable Area of the Building.

“Tenant’s Visitors” shall mean persons invited by Tenant into the Premises as guests or doing lawful business with Tenant including, without limitation, Tenant’s agents, servants, employees, contractors, invitees and licensees.

“Term” shall mean the time period commencing on the Commencement Date and terminating on the Termination Date.

“Termination Date” shall mean the day immediately preceding the fifth (5th) anniversary of the Commencement Date or, if the Commencement Date occurs other than on the first day of a calendar month, the last day of the calendar month in which the fifth (5th) anniversary of the Commencement Date occurs. If the original term is extended pursuant to the provisions of this Lease, the Termination Date shall mean the last day of any such extended term.

“Work Agreement” shall mean the agreement attached hereto as Exhibit “B” and made a part hereof setting forth the provisions relating to the initial construction of the Tenant Improvements.

ARTICLE 1.

DEMISE OF PREMISES; TERM; RENT; ADDITIONAL RENT

1.1. Landlord, for and in consideration of the covenants hereinafter contained and made on the part of Tenant, hereby leases to Tenant for the Term, and Tenant hereby hires from Landlord for the Term, the Premises, subject to the terms and conditions of this Lease. After the determination of the Commencement Date, either party, upon request of the other, shall execute an agreement setting forth the Commencement Date and the Termination Date.

1.2. Tenant shall have the right, at no additional charge, to use a total of seventy two (72) parking spaces located on the Property. Sixty two (62) of such parking spaces shall be unreserved in common with other tenants of the Property in those areas of the parking lot or parking deck which are now or hereafter designated by Landlord as unreserved areas, and ten (10) of such parking spaces shall be reserved for Tenant’s exclusive use, at the covered locations shown on the Parking Plan appended as Exhibit “A-3”.

1.3.

(i) Tenant hereby covenants and agrees to pay to Landlord during the Term, to the address set forth above or such other place as Landlord may from time to time designate, without any offset or counterclaim, or abatement or deduction whatsoever, (x) the Base Rent specified in paragraph (iii) of this Section 1.3 in monthly installments on the first day of each month during the Term, effective as of the Base Rent Commencement Date, in advance, without notice or demand, except that Tenant shall pay the first monthly installment (or, if the Commencement Date shall fall on a day other than the first day of a month, such payment shall be on account of the second monthly installment) on the date of execution of this Lease, (y) all Additional Rent as herein provided, and (z) all other sums payable by Tenant hereunder.

(ii) If the Base Rent Commencement Date shall fall on a day other than the first day of a calendar month, the Base Rent and any Additional Rent payable hereunder shall be apportioned for the number of days remaining in that month from the Base Rent Commencement Date through the last day of the calendar month in which the Base Rent Commencement Date occurs.

(iii) During the Term of this Lease, Tenant shall pay as Base Rent commencing on the Base Rent Commencement Date the following amounts:

(1)	For the period commencing on the Base Rent Commencement Date through the day immediately preceding the first (1st) anniversary of the Commencement Date, the sum of Five Hundred Eighty-One Thousand Five Hundred Ninety-Two and 50/100 Dollars ($581,592.50) per annum, payable in equal monthly installments of Forty-Eight Thousand Four Hundred Sixty-Six and 04/100 Dollars ($48,466.04).

(2)	For the period commencing on the first (1st) anniversary of the Commencement Date through the day immediately preceding the second (2nd) anniversary of the Commencement Date, the sum of Five Hundred Ninety-One Thousand Four Hundred Fifty and 00/100 Dollars ($591,450.00) per annum, payable in equal monthly installments of Forty-Nine Thousand Two Hundred Eighty-Seven and 50/100 Dollars ($49,287.50).

(3)	For the period commencing on the second (2nd) anniversary of the Commencement Date through the day immediately preceding the third (3rd) anniversary of the Commencement Date, the sum of Six Hundred One Thousand Three Hundred Seven and 50/100 Dollars ($601,307.50) per annum, payable in equal monthly installments of Fifty Thousand One Hundred Eight and 96/100 Dollars ($50,108.96).

(4)	For the period commencing on the third (3rd) anniversary of the Commencement Date through the day immediately preceding the fourth (4th) anniversary of the Commencement Date, the sum of Six Hundred Eleven Thousand One Hundred Sixty-Five and 00/100 Dollars ($611,165.00) per annum, payable in equal monthly installments of Fifty Thousand Nine Hundred Thirty and 42/100 Dollars ($50,930.42).

(5)	(5) For the period commencing on the fourth (4) anniversary of the Commencement Date through the Termination Date, the sum of Six Hundred Twenty One Thousand Twenty-Two and 50/100 Dollars ($621,022.50) per annum, payable in equal monthly installments of Fifty-One Thousand Seven Hundred Fifty-One and 88/100 Dollars ($51,751.88).

1.4. If any Base Rent or Additional Rent is not paid within five (5) business days after such rents are due and unpaid, Tenant shall pay to Landlord on demand a late charge equal to five (5%) percent of the amount unpaid. In addition, any installment or installments of Base Rent or Additional Rent accruing hereunder, and all other sums payable by Tenant hereunder (other than the late charge set forth in the preceding sentence), which are not paid within thirty (30) days of the date when due, shall bear interest from the date such payments were due until paid at a rate equal to the lesser of (i) the maximum legal rate of interest allowed by law or (ii) one and one-half (1V£%) percent per month, which interest shall be deemed Additional Rent hereunder, payable upon demand by Landlord.

1.5. Landlord shall have all the rights and remedies for the collection of Additional Rent as are available to Landlord for the collection of the Base Rent.

1.6.

(i) Effective as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent an amount equal to the cost of Tenant Electric. The Building is metered separately from the other buildings in Somerset Corporate Center.

(ii) No less than ten (10) days prior to the Commencement Date for the period from the Commencement Date through December 31st of the calendar year in which the Commencement Date occurs and no less than ten (10) days prior to January 1st for each succeeding calendar year thereafter during the Term, Landlord shall provide Tenant with a good faith estimate of the electric energy charges for the entire Building (adjusted to reflect any excess use by other tenants in the Building which may be charged back directly to such tenants) (“Estimated Electric Charges”) for the balance of the calendar year in which the Commencement Date occurs, and in each succeeding calendar year thereafter for the upcoming calendar year. Tenant shall pay as Tenant Electric Tenant’s Proportionate Share of Landlord’s Estimated Electric Charges in equal monthly installments on the first day of each month during the Term, together with the Base Rent, in advance, without notice or demand, subject to apportionment if applicable pursuant to Section 1.3(ii).

(iii) By April 1 of each calendar year of the Term (or of the calendar year following the expiration of the Term in the case of the last calendar year or portion thereof of the Term) or as soon thereafter as reasonably practicable, Landlord shall furnish to Tenant a statement of Landlord’s actual electrical charges for the entire Building for the previous calendar year (the “Actual Electric Statement”). If, for any calendar year (or portion thereof in the case of the initial period), Tenant’s Proportionate Share of such electrical charges, collected for the prior year, based on Landlord’s Estimated Electrical Charges, is in excess of Tenant’s Proportionate Share of such electrical charges actually due during such prior year, then Landlord shall within thirty (30) days of the delivery of such statement refund to Tenant any overpayment due hereunder. Likewise, Tenant shall pay to Landlord, within thirty (30) days of the delivery of any such statement, any underpayment with respect to the prior year. The obligations of Landlord and Tenant pursuant to this Section 1.6(iii) with respect to underpayments and overpayments shall survive the termination of this Lease.

(iv) In the event that the Building is less than one hundred (100%) percent occupied during any calendar year, all electrical charges (exclusive of Exterior Electric) for the entire Building for such Year shall be adjusted to the amount such electric charges would be if Building were one hundred (100%) percent occupied.

(v) Landlord reserves the right to cause Tenant’s consumption or use of electrical energy in the Premises to be separately metered from the consumption or use thereof by other tenants of the Building and, in such event, Tenant shall pay (in lieu of the electricity charges for Tenant Electric set forth above in this Article 1.6) the cost of such electrical energy (at the rate charged to Landlord without any markup) promptly as Additional Rent hereunder upon receipt of the bill therefor.

(vi) Notwithstanding any provision of this Lease to the contrary, in the event that any initial Tenant Improvements or Tenant Installations or any future Alterations (as hereinafter defined) provide for any computer rooms, supplemental HVAC units, or other similar improvement requiring higher than standard electricity consumption, Tenant shall be required to pay 100% of the electricity charges attributable to such uses.

(vii) If Landlord fails to provide the statement of Estimated Electric Charges or the Actual Electric Statement by the dates provided herein, Landlord shall not thereby waive its right to thereafter provide such statement.

ARTICLE 2.

TENANT IMPROVEMENTS

2.1. The Tenant Improvements in and to the Premises shall be installed by Landlord in accordance with the Work Agreement.

ARTICLE 3.

USE

3.1. The Premises shall be used by Tenant and by any permitted assignee or subtenant only for executive, general and administrative offices and for no other use or purpose. Landlord represents that the use of the Premises for executive, general and administrative offices is permitted under the existing zoning ordinance for the Township of Bridgewater and does not violate any existing insurance requirement for the Building or the certificate of occupancy for the Building.

3.2. Tenant shall not use, or suffer or permit the use of, the Premises or any part thereof or the Building or any component thereof or the Property or any portion thereof in any manner or for any purpose or do, bring or keep anything, or suffer or permit anything to be done, brought or kept, therein or thereon (i) which would violate any covenant, agreement, term, provision or condition of this Lease or is unlawful or in contravention of the certificate of occupancy for the Building or for the Premises, or is a contravention of any legal or insurance requirement to which the Building or the Property is subject, or (ii) which would overload or could cause an overload of the electrical or mechanical systems of the Building or which would exceed the designed floor load per square foot and which is allowed by law, or (iii) which in the reasonable judgment of Landlord may in any way impair or interfere with the proper and economic heating or air conditioning of the Building, or (iv) which may constitute a nuisance, disturbance or menace to the other tenants of the office complex, or (v) which would increase the cost of, or invalidate or conflict with, the fire or public liability insurance on the Property or personal property of Landlord used in connection with the operation of the Building, or (vi) which, in the reasonable judgment of Landlord, would in any way impair or exceed the design criteria, the structural integrity or the appearance of the Building or the character or value of the Office Property as a first class general office project, or (vii) which would result in Tenant or Tenant’s Visitors parking at any time in more parking spaces than allowed to it pursuant to Section 1.2. As used herein, the designed floor load for the Premises shall mean the uniform distribution live load of 80 pounds per square foot throughout and a partition allowance of 20 pounds per square foot, with live load reductions as permitted by applicable building code.

3.3. Tenant acknowledges that Landlord has granted Hewitt Associates, L.L.C. the right to exclude certain management consulting firms from being located in the Building. So long as the existing lease with Hewitt Associates, L.L.C. remains in effect (including any amendments or extensions thereto), or Hewitt Associates, L.L.C. occupies space in the Building, Tenant covenants that it shall not assign this Lease or sublet the whole or any portion of the Premises to, or otherwise permit the Premises or any part thereof to be occupied by, any entity listed on Exhibit F attached hereto and by this reference made a part hereof (the “Hewitt Prohibited Entities”).

3.4. Tenant acknowledges that Landlord has granted Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”) the right to exclude Competing Retail Brokerage Firms from being located in the Building. So long as the existing lease with Merrill remains in effect (including any amendments or extensions thereto), or Merrill occupies space in the Building, Tenant covenants that it shall not assign this Lease or sublet the whole or any portion of the Premises to, or otherwise permit the Premises or any part thereof to be used by, any Competing Retail Brokerage Firm.

ARTICLE 4.

COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS

4.1. Tenant, at its sole expense, shall comply with all rules, orders, laws, regulations and requirements of any Governmental Authority, Board of Fire Underwriters or any other similar body exercising functions similar to those of any of the foregoing which shall impose any violation, order of duty upon Landlord or Tenant with respect to the Premises as a result of the particular manner of use or occupancy thereof by Tenant or the use thereof for any purpose not authorized by the provisions of Article 3 or the conduct by Tenant of its business in the Premises in a manner different from the ordinary or proper conduct of such business. Any increase in fire insurance premiums on the Building or its contents caused by the use or occupancy of the Premises by Tenant shall be Additional Rent and paid by Tenant to Landlord within ten (10) days of demand therefor made by Landlord to Tenant.

ARTICLE 5.

LANDLORD’S OPERATING EXPENSE

5.1. In addition to the Base Rent and Tenant Electric, Tenant shall pay to Landlord as Additional Rent hereunder commencing on the first (1st) anniversary of the Commencement Date, Tenant’s Proportionate Share of the increase of all Operating Expenses over the Base Year Operating Expenses during the Term in accordance with the following provisions:

(i) No less than ten (10) days prior to the expiration of the Base Year, for the Initial Escalation Period and no less than ten (10) days prior to January 1st for each calendar year thereafter, Landlord shall provide Tenant with a good faith estimate (“Landlord’s Estimated Excess Operating Expenses”) of the amount, if any, by which Operating Expenses during the Initial Escalation Period or subsequent calendar years, as the case may be, will exceed Operating Expenses for the Base Year (“Excess Operating Expenses”). Tenant shall pay Tenant’s Proportionate Share of Landlord’s Estimated Excess Operating Expenses in equal monthly installments on the first day of each month of the Term after the Base Year, together with Base Rent, in advance, without notice or demand, subject to adjustment if applicable pursuant to Section 1.3(ii). If, during the course of any calendar year, Landlord shall in good faith have reason to believe that the estimated Excess Operating Expenses shall be higher or lower than originally estimated for such year then Landlord shall have the right, but not the obligation, to adjust the escalation by a lump sum invoice for the months of such calendar year which precede the revised projections, and to advise Tenant of an adjustment in future monthly escalation amounts. Such adjusted projection shall not be made more frequently than semi-annually. For the purposes of calculating Landlord’s Estimated Operating Expenses and the Excess Operating Expenses for the Initial Escalation Period, in the event that the Initial Escalation Period is less than one (1) calendar year, the Landlord’s Estimated Excess Operating Expenses and the Excess Operating Expenses shall be calculated for the entire calendar year in which the Initial Escalation Period occurs and said amount shall be multiplied by a fraction, the numerator of which is the number of days in the Initial Escalation Period and the denominator of which is three hundred sixty five (365) days.

(ii) Within one hundred twenty (120) days after the expiration of the Base Year, or as soon thereafter as reasonably practicable, Landlord shall furnish to Tenant a statement of Landlord’s actual Operating Expenses for the Base Year which will establish the actual Base Year Operating Expenses. By April 1 of each calendar year of the Term after the Base Year (or after the expiration of the Term in the case of the last calendar year or portion thereof of the Term) or as soon thereafter as reasonably practicable, Landlord shall furnish to Tenant a statement of Landlord’s actual Operating Expenses for the previous calendar year or the Initial Escalation Period, as the case may be (the “Operating Expenses Statement”). If, for the Initial Escalation Period or any calendar year, Tenant’s Proportionate Share of Landlord’s Estimated Excess Operating Expenses, collected for the prior year is in excess of the Tenant’s Proportionate Share of actual Excess Operating Expenses for such prior year or period, then Landlord shall credit Tenant with any overpayment made hereunder or, in the case of an overpayment made during the last year of the Term and which is determined to have been made after this Lease has terminated, Landlord shall refund such overpayment within thirty (30) days after the determination of such overpayment. Tenant shall pay to Landlord, within thirty (30) days of receipt of an invoice therefor, any underpayment with respect to the prior year. The obligations of Landlord and Tenant pursuant to this Section 5.1 (ii) with respect to underpayments and overpayments shall survive the termination of this Lease. If Landlord fails to provide the statement of Landlord’s Estimated Excess Operating Expenses, the statement of Base Year Operating Expenses or the Operating Expense Statement by the dates provided herein, Landlord shall not thereby waive its right to thereafter provide such statement, unless such statement is delivered after two (2) years from December 31 of the calendar year in question.

(iii) “Operating Expenses” for the Base Year or any calendar year or portion thereof shall mean all direct and indirect costs and expenses of Landlord for the provision of utilities to the Property (including, without limitation, if provided, fuel, water, sewer, gas and Exterior Electric charges) and the services for the Property set forth in Article 13 hereof, and of such other services provided by Landlord for the benefit of all tenants of the Building, and of owning (including, without limitation, Taxes, and any cost or expense, including reasonable attorney fees, incurred by Landlord in seeking to obtain a reduction or refund of Taxes) operating, maintaining, repairing, making replacements to, managing (including, without limitation, management fees but subject to the limitations on management fees set forth in Section 5.1(iv)) and insuring the Property (including, without limitation, the insurance obtained pursuant to Section 26.4) and the amounts provided in Sections 5.2 and 5.3.

(iv) Operating Expenses shall not include the following: (a) depreciation of the Building; (b) tenant improvement work; (c) lease commissions; (d) principal or interest payments on mortgages and other nonoperating debts of Landlord; (e) omitted or additional real estate taxes assessed during the Term but relating to a period prior to the Commencement Date or after the Termination Date; (f) expenses which are reimbursed by insurance; (g) the amount of any refundable deposits; (h) Federal, State or local income, revenue or excise taxes imposed on Landlord or any inheritance, estate, succession, transfer, gift, capital stock, franchise, or excess profit taxes (unless imposed in lieu of Taxes) or any personal property taxes for equipment or items not used in the operation or maintenance of the Building or the Property ; (i) the cost of any work or service performed for any tenant at such tenant’s cost and expense; (]) legal expenses incurred in the preparation of the leases or enforcing the terms of any lease; (k) management fees in excess of three percent (3%) of Gross Annual Rentals; (1) ground rental payments; (m) the cost of capital improvements except to the extent provided in Section 5.2; (n) advertising, promotional and marketing expenses, or the cost of maintaining a leasing or marketing office for the Building; (o) Landlord’s general partnership overhead not related to management of the building; (p) costs incurred by Landlord to repair or rebuild the Building as a result of a casualty; and (q) costs of any political, charitable, civic or other contribution or donation.

(v) In the event that the Building is less than one hundred percent (100%) occupied during any calendar year, all Operating Expenses for such year shall be adjusted to the amount such Operating Expenses would be if the Building were one hundred percent (100%) occupied.

5.2. Any cost incurred by Landlord which, in accordance with generally accepted accounting principles, is capitalized rather than expensed for (i) any repair or replacement made to the Property, other than Structural Repairs, or (ii) any addition or improvement made to the Property (including a Structural Repair) which results in a reduction of other Operating Expenses to the extent of said reduction, or (iii) any change, improvements or alteration required to comply with applicable provisions of laws, rules, regulations or orders of any Governmental Authorities which were not applicable to the Property as of the Commencement Date shall be included in Operating Expenses, but for such purposes shall be amortized on a straight line basis over the anticipated useful life (as reasonably estimated by Landlord) of such repair, replacement or improvement and such annual amortization (together with interest at the prime or base rate from time to time of Citibank, N.A. per annum on the unamortized balance) shall be included annually in Operating Expenses during each calendar year (or portion thereof) of such useful life within the Term.

5.3. Operating Expenses shall include all costs and expenses allocable to the Property during the Term for the operating, maintaining (including without limitation snow removal and landscaping), repairing, making replacements to, managing, insuring and any utility charges (including without limitation, electricity) of the Somerset Corporate Center Common Areas. For the purpose of this Section 5.3, the portion of said costs and expenses allocable to the Property shall be determined by multiplying the annual costs and expenses by a fraction, the numerator of which is the Rentable Area of the Building, and the denominator of which is the Rentable Area of the Building plus the rentable area of all other office buildings hereafter constructed within Somerset Corporate Center.

5.4. Tenant or its representative shall have the right, at Tenant’s expense, upon reasonable notice and at reasonable times during Business Hours, provided request is made by notice given within forty-five (45) days after receipt of the Operating Expense Statement, to examine the books and records of the Property so that Tenant can determine that Operating Expenses have, in fact, been paid or incurred. Unless Tenant shall give Landlord a notice objecting to an Operating Expense Statement and specifying the respects in which such statement is claimed to be incorrect within the longer of (a) forty-five (45) days after its receipt of such Operating Expense Statement, or (b) within ten (10) days after Tenant’s examination of the books and records (which examination shall occur no later than thirty (30) days after the date of Tenant’s notice requesting the right to review Landlord’s books and records), the Operating Expense Statement shall be considered to be final and accepted by Tenant. If Tenant disputes any Operating Expense Statement, Tenant shall pay all Additional Rent set forth therein as a condition precedent to its right to contest the same.

ARTICLE 6.

RULES AND REGULATIONS

6.1. Tenant and Tenant’s Visitors shall comply with the Rules and Regulations with respect to the Property which are set forth in Exhibit UC” annexed to this Lease and are expressly made a part hereof. Landlord shall have the right to make reasonable amendments thereto from time to time for the safety, care and cleanliness of the Property, the preservation of good order therein and the general convenience of all the tenants and Tenant shall comply with such amended Rules and Regulations, after twenty (20) days’ written notice thereof from Landlord. The Rules and Regulations will not materially interfere with the use and enjoyment of the Premises by Tenant. In the event there is a conflict between the provisions of this Lease and the Rules and Regulations, the provisions of this Lease shall govern. Landlord shall not be responsible for the non-performance by any other tenant or occupant of the Building of any of said Rules and Regulations; however, Landlord shall use reasonable efforts to apply all Rules and Regulations uniformly to all tenants.

ARTICLE 7.

LANDLORD’S RIGHT OF ENTRY

7.1. Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at all reasonable hours and upon reasonable notice for the following purposes:

(i) examining the Premises; (ii) making such repairs or alterations therein as may be necessary in Landlord’s reasonable judgment for the safety and preservation of the Building or the Premises;

(ii) erecting, maintaining, repairing or replacing wires, ducts, cables, conduits, vents or plumbing equipment running in, to or through the Premises; (iv) showing the Premises to prospective new tenants during the last twelve (12) months of the Term; or (v) showing the Premises during the Term to any mortgagees or prospective purchasers of the Property or the Building; or (vi) curing any default by Tenant in performing its obligations under this Lease. Landlord shall give Tenant three (3) business days’ prior notice before commencing any non-emergency repair or alteration.

7.2. Landlord may enter upon the Premises at any time in case of emergency without prior notice to Tenant.

7.3. Landlord, in exercising any of its rights under this Article 7, shall not be deemed guilty of an eviction, partial eviction, constructive eviction or disturbance of Tenant’s use or possession of the Premises and shall not be liable to Tenant for same.

7.4. In connection with any entry by Landlord pursuant to this Article 7, Landlord shall use all reasonable efforts to minimize the disruption of Tenant’s use of the Premises and all work performed by or on behalf of Landlord in or on the Premises pursuant to this Article 7 shall be performed with as little inconvenience to Tenant’s business as is reasonably possible, and it the extent practicable, without any substantial impairment to Tenant’s quiet enjoyment.

7.5. Tenant shall not change any locks or install any additional locks on doors entering into the Premises without first providing Landlord with a copy of any such lock key. If in an emergency Landlord is unable to gain entry to the Premises by unlocking entry doors thereto, Landlord may force or otherwise enter the Premises without liability to Tenant for any damage resulting directly or indirectly therefrom. Tenant shall be responsible for all damages created or caused by its failure to give to Landlord a copy of any key to any lock installed by Tenant controlling entry to the Premises.

ARTICLE 8.

MAINTENANCE BY TENANT AND LANDLORD

8.1. Tenant shall take good care of the Premises throughout the Term, maintain and preserve same in as good a condition as delivered to Tenant on the Commencement Date, except for normal wear and tear and damage by fire or other casualty not caused by Tenant, and be responsible for all necessary repairs and replacements thereto, other than those which it is Landlord’s obligation to make under Section 8.2. Tenant shall not injure, deface or commit waste of the Premises. Tenant shall be responsible for all damage of any kind or character to the Property caused by the negligence or willful misconduct of Tenant or Tenant’s Visitors or Alterations performed by Tenant. Landlord shall make, at Tenant’s expense, all repairs to the Premises or to the Property for which Tenant is responsible under Section 8.1, and Tenant shall pay the costs incurred therefor to Landlord immediately upon demand as Additional Rent.

8.2. Landlord shall be responsible for all Structural Repairs at its own expense; provided, however, that Tenant shall pay as Additional Rent, the cost of all such repairs resulting from damage caused by the negligence, or willful misconduct of Tenant or Tenant’s Visitors, or Alterations performed by Tenant. Landlord shall maintain, repair and replace all plumbing, heating, air conditioning, electrical and mechanical fixtures (exclusive of electrical and mechanical fixtures installed by Tenant) when required, and maintain and make repairs to the Common Areas, the non-structural elements of the roof of the Building and the exterior of the Building, the cost of all of which shall be included in Operating Expenses; provided, however, that Tenant shall pay as Additional Rent the cost of all such repairs or replacements arising from the negligence or willful misconduct of Tenant or Tenant’s Visitors or Alterations performed by Tenant.

ARTICLE 9.

ALTERATIONS BY TENANT OR LANDLORD

9.1. Tenant agrees not to make or allow to be made any alterations, improvements, additions or physical changes in or about the Tenant Premises (“Alterations”) or place signs on the Premises which are visible from outside the Premises without first obtaining the written consent of Landlord in each instance, which consent (A) may be withheld by Landlord in its sole discretion if the proposed Alterations (i) affect the structural components of the Building, (ii) are not designed in conformance with the Building design criteria, (iii) adversely affect the Building systems or services provided to other tenants of Landlord in the Property, (iv) are visible from the exterior of the Premises, or (v) reduce the value or utility of the Building, and (B) in all other cases, shall not be unreasonably withheld or delayed, but may be given on such reasonable conditions as Landlord may elect. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration (“Permitted Alteration”) which in each instance, (i) is not within the Alterations described under clause (A) of the preceding sentence, (ii) the cost of performing which does not exceed $50,000.00 and (iii) does not require a building permit. Any and all Alterations to the Premises shall become the property of Landlord upon termination of this Lease, except for trade fixtures, movable equipment or furniture owned by Tenant. Landlord may, nonetheless, require Tenant to remove any and all Alterations and all fixtures, equipment and other improvements installed on the Premises (excluding (i) any of the initial Tenant Improvements that are consistent with a standard first-class office fit-out, or (ii) any initial Tenant Improvements that are not consistent with a first class-office fit-out that Landlord has not advised Tenant at the time of Landlord’s approval of the Plan that such initial Tenant Improvements are to be removed upon the expiration of the Lease). In the event the Landlord so elects, and Tenant fails to remove such property, Landlord may remove the same at Tenant’s cost, and Tenant shall pay Landlord on demand all costs incurred in connection therewith. Tenant shall be responsible for the cost of repairing ail damage to the Premises resulting from the removal of such property. Tenant’s obligations pursuant to this Section 9.1 shall survive the expiration or termination of this Lease.

9.2. Tenant shall submit to Landlord at the time of its request for Landlord’s consent to any proposed Alteration, plans and specifications (including layout, architectural, mechanical and structural drawings) for such proposed Alteration (except in the case of a Permitted Alteration for which Tenant shall submit to Landlord a sketch and description of the proposed Alteration prior to performing the Alteration). All permits, approvals and certificates required by all Governmental Authorities shall be timely obtained by Tenant at Tenant’s expense and submitted to Landlord (Landlord shall not unreasonably refuse to join in any application therefor provided that such joinder shall be without expense to Landlord and further provided that Landlord’s joinder is required by such Governmental Authority). Notwithstanding Landlord’s approval of plans and specifications for any Alteration, all Alterations shall be designed by Tenant and shall be made to be in full compliance with all applicable laws, orders and regulations of Governmental Authorities and all building codes, rules or regulations and the Rules and Regulations of this Lease; all materials and equipment to be incorporated into the Premises as a result of all Alterations shall be new and of first class quality; and no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. All Alterations shall be performed by Landlord at Tenant’s expense. Upon completion of any Alterations, Tenant shall provide Landlord with as-built plans depicting said Alterations.

9.3. Landlord reserves the right to make changes, alterations, improvements, repairs or replacements in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, lobbies, passages, elevators and stairways and other parts of the Building, and to erect, maintain and use pipes, ducts and conduits in and through the Premises; provided, however, that there shall be no unreasonable obstruction of the means of access to the Premises or unreasonable interference with Tenant’s use of the Premises. Nothing contained in this Section shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant under this Lease with respect to making any repair, replacement or improvement or complying with any law, order or requirement of Governmental Authority. Any alterations made by Landlord to the Common Areas within the Building shall be consistent with the Building’s character as a first-class office building.

9.4. Tenant shall have the right, at Tenant’s sole cost and expense, subject to the provisions of this Article 9, to install a back-up generator not to exceed 100 kilowatts for the exclusive use of Tenant (“Tenant’s Generator”) on the Property in a location mutually acceptable to Landlord and Tenant, in accordance with the provisions of this Section 9.4. Tenant shall furnish detailed plans and specifications for the Tenant’s Generator and the fuel supply source required for the operation of Tenant’s Generator and all wires, lines, pipes, conduits and other apparatus in connection with Tenant’s Generator to Landlord for its prior approval, which approval shall not be unreasonably withheld or delayed, provided Landlord may condition its consent by requiring that Tenant’s Generator (and any fuel source) be adequately screened (at Tenant’s sole expense) at such location(s) as reasonably approved by Landlord on which Tenant’s Generator (and any fuel source) might be located. Tenant’s Generator and all related equipment and lines shall, upon approval of Tenant’s plans and specifications, be installed by Tenant at Tenant’s expense subject to Landlord’s reasonable supervision. Such cost and expense shall include processing and obtaining any special permits that may be required by Governmental Authorities in connection with such installation (including any necessary tank registration). Tenant shall comply with all applicable laws in connection with the installation and maintenance of Tenant’s Generator, the fuel source and all lines, wiring, pipes, conduits, other apparatus in connection therewith and Tenant shall keep the Premises, Building and Land free and clear from liens arising from or related to the installation, maintenance and repair thereof. Any wires, lines, conduits or other physical connections between Tenant’s Generator and the Premises shall be concealed within permanent walls, floors, columns and ceilings of the Building and in the shafts of the Building provided for such installations, not damaging the appearance of the Building or reducing the usable or rentable space of the Building. Any installation, maintenance or repairs performed by Tenant, or at Tenant’s direction, shall be performed without unreasonably interfering with Landlord’s or any other tenant’s use of the Building and without violating the provisions of any other tenant’s lease in the Building, and upon completion of such installation, maintenance or repair (initially and from time to time) Tenant shall restore such portions of the Building to a condition reasonably comparable to that existing prior to such installation or maintenance. Tenant shall be responsible for procuring whatever approvals, licenses or permits may be required for the installation and use of Tenant’s Generator and the related support systems or operation of any equipment served thereby, and Landlord makes no warranties whatsoever as to the permissibility of such systems under applicable laws. Upon termination or expiration of this Lease, Landlord shall have the right to direct that Tenant’s Generator shall remain at the Property, or that Tenant remove Tenant’s Generator and any fuel source or lines, wires, conduit, pipes or other apparatus installed in connection therewith, at Tenant’s expense, and shall repair and restore the Property and Building to a condition comparable to that existing prior to such installation. Landlord reserves the right to relocate Tenant’s Generator at Landlord’s sole expense, provided such relocation shall have no adverse impact on the operations of Tenant’s Generator or interfere with the operation or availability of the same to Tenant. Tenant shall be solely responsible for, and shall pay to Landlord all charges, if any, resulting from the operation of Tenant’s Generator, which amounts shall be deemed Additional Rent hereunder.

ARTICLE 10.

ASSIGNMENT AND SUBLETTING

10.1.

(i) Tenant expressly covenants that it will not by operation of law or otherwise assign, encumber or mortgage this Lease, nor sublet or suffer or permit the Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance. Any attempt by Tenant without Landlord’s prior written consent to assign, encumber or mortgage this Lease or to sublet the Premises or a portion thereof shall be null and void, provided however, that Tenant may without Landlord’s consent (but with complying with the other provisions of this Article), (1) assign this Lease or enter into other types of occupancy agreement, with an Affiliate (defined below), (2) merge, consolidate, or transfer stock of Tenant or sell all or substantially all assets of Tenant (but only provided that at the time of such assignment Tenant’s successor, or purchaser has a net worth at least equal to Tenant’s prior to such merger, consolidation or purchase, is engaged in the regular conduct of business operations and delivers to Landlord, as more particularly provided in Section 10.3, a written assumption of the Lease and Tenant’s obligations hereunder), (3) engage in a public offering of Tenant and (4) transfer of shares of Tenant effected through any recognized exchange or through the “over the counter” market transfers between and among the persons or entities who currently are shareholders of Tenant. For the purposes of the forgoing sentence, “Affiliate” means, with respect to any person or entity at any time means, (a) each person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such specified person or entity at such time. Tenant shall not assign this Lease or sublet all or any portion of the Premises to any party with diplomatic immunity or otherwise not amenable to service of process in New Jersey. Prior to advising the leasing market of its desire to sublease any portion of the Premises or assign the lease, Tenant shall notify Landlord of such desire. A sale of all or a majority of the stock, partnership interests or other equity interest of Tenant shall be deemed an assignment for the purposes of this Article 10.

(ii) If Tenant’s interest in this Lease is assigned or if the Premises or any part thereof are sublet to, or occupied by, or used by, anyone other than Tenant, whether or not in violation of this Article 10, Landlord may, after default by Tenant, accept from any assignee, sublessee or anyone who claims a right to the interest of Tenant under this Lease, or who occupies any part(s) or the whole of the Premises, the payment of Base Rent and Additional Rent or any portion thereof and/or the performance of any of the other obligations of Tenant under this Lease, but such acceptance shall not be deemed to be a waiver by Landlord of the breach by Tenant of the provisions of this Article 10, nor a recognition by Landlord that any such assignee, sublessee, claimant or occupant has succeeded to the rights of Tenant hereunder, nor a release by Landlord of Tenant from further performance by Tenant of the covenants on Tenant’s part to be performed under this Lease; provided, however, that the net amount of Base Rent and Additional Rent collected from any such assignee, sublessee, claimant or occupant shall be applied by Landlord to the Base Rent and Additional Rent to be paid hereunder.

(iii) Tenant agrees to pay to Landlord all fees, costs and expenses, including, but not limited to, reasonable attorney’s fees and disbursements, incurred by Landlord in connection with any proposed assignment of this Lease or any proposed sublease of the Premises.

10.2.

(i) If Tenant requests Landlord’s consent to an assignment of this Lease or a subletting of all or any part of the Premises, Tenant shall submit to Landlord: (1) the name of the proposed assignee or subtenant; (2) the terms of the proposed assignment or subletting; (3) the nature of the proposed assignee or subtenant’s business and its proposed use of the Premises; (4)

such information as to the financial responsibility and general reputation of the proposed assignee or subtenant as Landlord may require; and (5) a summary of plans and specifications for revising the floor layout of the Premises.

(ii) Upon the receipt of all such information from Tenant, Landlord shall have the option, to be exercised in writing within thirty (30) days after such receipt, to cancel and terminate this Lease if the request is to assign this Lease or to sublet all or substantially all of the Premises or, if the request is to sublet a portion of the Premises only, to cancel and terminate this Lease with respect to such portion, in each case as of the date set forth in Landlord’s notice of exercise of such option which shall not be less than thirty (30) nor more than ninety (90) days after the date of such notice.

(iii) If Landlord shall cancel this Lease in whole or in part as above provided, Tenant shall surrender possession of the Premises, or the portion of the Premises which is the subject of the request, as the case may be, on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Premises. If this Lease shall be canceled as to a portion of the Premises only, (1) the Base Rent and Additional Rent payable by Tenant hereunder shall be adjusted proportionately by multiplying the Base Rent and Additional Rent then in effect by a fraction, the numerator of which is the number of rentable square feet in the portion of the Premises to be retained and the denominator of which to be the Rentable Area of the Premises originally leased, and (2) Landlord, at Landlord’s expense, shall have the right to make any alterations to the Premises required, in Landlord’s judgment, to make the portion of the Premises surrendered a self-contained rental unit with access through corridors to the elevators and toilets serving such space. At Landlord’s request, Tenant shall execute and deliver an agreement, in form satisfactory to Landlord, setting forth any modifications to this Lease contemplated or resulting from the operation of this Section; however, neither Landlord’s failure to request such agreement nor Tenant’s failure to execute such agreement shall vitiate the effect of any cancellation pursuant to this Section.

10.3.

(i) If Landlord shall fail to exercise its option to cancel and terminate this Lease with respect to all or a part of the Premises as above provided, Landlord shall not thereby be deemed to have consented to the proposed assignment or subletting unless, prior to the expiration of the thirty (30) day period provided for in Section 10.2(ii), Landlord shall have delivered its written consent thereto to Tenant. Landlord agrees, however, that its consent to such proposed assignment or subletting shall not be unreasonably withheld provided that: (1) there are no required Alterations to the Premises of the nature described in clause (A) of the first sentence of Section 9.1; (2) the designated business or financial reputation of the assignee or subtenant shall be acceptable to Landlord based on commercially customary and acceptable standards; (3) the use to be made of the Premises by the proposed assignee or subtenant is permitted under Article 3; (4) Tenant has complied or will comply with all other requirements of this Article 10; and (5) under any circumstances the following conditions shall be complied with: (a) any rental under any such sublease shall not be less than prevailing market rent for the Building: and (b) the sublease or assignment shall not be permitted to any other tenant of the Building or to a prospective tenant which is then negotiating for space in the Building with Landlord.

(ii) If Landlord shall consent to an assignment pursuant to the request from Tenant, Tenant shall cause to be executed by its assignee an agreement to perform faithfully and to assume and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease. If Landlord shall consent to a sublease pursuant to the request from Tenant, the sublease shall expressly provide that it is subject to all of the terms and conditions of this Lease, that the subtenant shall not violate any of such terms or conditions and at the option of Landlord, in the event of the termination of this Lease, the subtenant will attorn to Landlord. An executed counterpart of each sublease or assignment and assumption of performance by the assignee, in form and substance approved by Landlord, shall be delivered to Landlord within five (5) days prior to the commencement of occupancy set forth in such assignment or sublease. No such assignment or sublease shall be binding on Landlord until Landlord has received such counterpart as required herein.

(iii) If Landlord shall give its consent to any assignment of this Lease or to any sublease (but not in cases where consent is not required), Tenant shall in consideration therefor pay to Landlord as Additional Rent the following amounts less the actual expenses incurred by Tenant in connection with such assignment or subletting including reasonable legal fees, brokerage commissions to persons not affiliated with Tenant and costs of making alterations, as the case may be:

(1)	in the case of an assignment, an amount equal to fifty percent (50%) of all sums and other considerations paid to Tenant by the assignee solely for or by reason of such assignment; and

(2)	in the case of a sublease, fifty percent (50%) percent of any rents, additional charge or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Base Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof.

10.4. (a) In no event shall any assignment or subletting, release or relieve (i) Tenant from its obligations fully to observe or perform all of the terms, covenants and conditions of this Lease on its part to be observed or performed or (ii) Guarantor from its obligations fully to observe or perform all of the terms, covenants and conditions of the Guaranty on its part to be observed or performed, and the fact that Landlord may consent to any assignment or subletting shall not be construed as constituting such a release of Tenant or Guarantor. In the event of any assignment of this Lease to an entity that is not an Affiliate of Tenant or Guarantor pursuant to the provisions of the Article 10, and provided that no Event of Default under this Lease has occurred prior to the date of such transfer, Guarantor may request in writing at the time of the request for Landlord’s consent to such assignment that Landlord agree to release Guarantor from the Guaranty, which request shall be accompanied by documentation evidencing the financial condition of such assignee and any substitute Guarantor proposed by Tenant in connection with such assignment. In the event that Landlord determines, in its sole discretion, that the financial condition of the assignee is satisfactory to Landlord to permit the release of the Guarantor from its obligations under the Guaranty, then at the time of the assignment Landlord and Guarantor shall enter into an agreement releasing Guarantor from the Guaranty. In the event that the

Landlord’s approval of the release of Guarantor is conditioned upon the execution of a Guaranty by a substitute Guarantor approved by Landlord, then upon the delivery at the time of such assignment to Landlord of the fully executed Guaranty in the form attached hereto as Exhibit H by the substitute Guarantor so approved by Landlord, Landlord and the original Guarantor shall enter into an agreement terminating the original Guaranty effective as of the date of the substitute Guaranty.

(b) Notwithstanding the forgoing, Landlord agrees that it will release the Guarantor from its obligations under the Guaranty at the time of an assignment to which Landlord has consented under this Article 10, provided that in each instance the following conditions are satisfied: (i) no default exists at the time of such assignment, (ii) such assignee is not an Affiliate of Tenant or Guarantor, and (iii) either (1) such assignee has at the time of such assignment an Investment Grade Credit Rating, or (2) if such assignment occurs after the second anniversary of the Commencement Date and such assignee fails to have an Investment Grade Credit Rating at the time of such assignment, either Tenant or Guarantor posts with Landlord, at least ten (10) days prior to the effective date of the assignment, a, clean, irrevocable and transferable Letter of Credit in an amount $621,022.50 (equal to the Base Rent for the last year of the Term of this Lease) (“Letter of Credit”) in form and substance reasonably satisfactory to Landlord. In no event shall Tenant or Guarantor be permitted to obtain its release by posting of the Letter of Credit in connection with an assignment occurring prior to the second anniversary of the Commencement Date

(c) For the purposes of this Section 10.4, an “Investment Grade Credit Rating” shall mean a credit rating published by either Standard & Poors of “BBB+” or better or Moodys of “Baa” or better for the senior long term unsecured indebtedness of Tenant giving effect to any gradation within the rating category (by example, BBB- shall not qualify as an Investment Grade Credit Rating), or if such assignee is not otherwise rated at the time of the assignment, it has at such time a “shadow rating” (as determined by Landlord using the same criteria utilized by Standard and Poors, Moodys or in the event neither entity remains in existence, such other rating agency generally recognized by the investment banking industry reasonably acceptable to Landlord) that is an “investment grade” credit.

(d) The Letter of Credit that may be provided by Tenant or Guarantor in connection with an assignment as provided in Section 10.4(b) shall be the type which is automatically renewed on an annual basis (the “Annual Renewal Date”) for a period expiring thirty (30) days after scheduled expiration of the Term of this Lease. The Letter of Credit will be issued by a bank approved by Landlord and will contain a provision requiring the issuer thereof to give the Landlord ninety (90) days advance written notice of its intention not to renew the Letter of Credit on the next Annual Renewal Date. Landlord shall have the right regardless of the exercise of any other remedy the Landlord may have by reason of a default of the assignee, to draw upon said Letter of Credit in the following instances (i) to cure any default of the assignee of its obligations under this Lease after the applicable cure period, including without limitation, any sum which Landlord may spend or may be required to spend by reason of the assignee’s default, including without limitation, any damages or deficiency in reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord or (ii) in the event Guarantor or Tenant shall fail to deliver to Landlord a substitute irrevocable Letter of Credit, in the amount stated above, and in form, substance and issued by a bank acceptable

Landlord and meeting the requirements applicable to the original Letter of Credit on or before sixty (60) days prior to the expiration of the Letter of Credit. If, not later than sixty (60) days prior to the expiration of the Letter of Credit, Guarantor or Tenant fails to furnish Landlord with a replacement Letter of Credit pursuant to this section, Landlord shall have the right to draw the full amount of the Letter of Credit, and shall hold the proceeds of the Letter of Credit as a cash Security Deposit. Except as set forth in the preceding sentence, Landlord shall only draw upon the Letter of Credit following an Event of Default and only to the extent required to cure such Event of Default. If Landlord draws on the Letter of Credit, any amount not applied shall be retained as a cash security for the performance by Tenant of all terms, conditions and covenants of this Lease upon Tenant’s part to be performed. In the event of a sale or other transfer of the Premises or lease of the Premises subject to this Lease or in the event that any mortgagee of Landlord succeeds to Landlord’s interest in this Lease, the Letter of Credit shall expressly permit Landlord to transfer the Letter of Credit to such party at no cost to Landlord or its transferee.

ARTICLE 11.

SURRENDER

11.1. Upon the Termination Date, or prior expiration of the Term of this Lease, Tenant shall peaceably and quietly quit and surrender to Landlord the Premises, broom clean, in as good condition as on the Commencement Date, except for normal wear and tear and damage by fire or other casualty not caused by Tenant, and repairs and replacements other than those which it is Landlord’s obligation to make under Section 8.2, free and clear of tenants and occupants and with all of Tenant’s property removed and, to the extent required by Landlord in accordance with the terms of this Lease, with Alterations restored to the extent required by Article 9. Tenant’s obligation to observe or perform this covenant shall survive the Termination Date or prior expiration of the Term.

ARTICLE 12.

HOLDING OVER

12.1. If Tenant holds over possession of the Premises beyond the Termination Date or prior expiration of the Term, such holding over shall not be deemed to extend the Term or renew this Lease but such holding over shall continue upon the terms covenants and conditions of this Lease as a tenant at will except that Tenant agrees that the charge for use and occupancy of the Premises for each calendar month or portion thereof that Tenant holds over (even if such part shall be one day) shall be a liquidated sum equal to one-twelfth (1/12th) of one hundred fifty percent (150%) of the Base Rent and Additional Rent required to be paid by Tenant during the calendar year preceding the Termination Date or earlier expiration of the Term. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises will be extremely substantial, will exceed the amount of the monthly Base Rent and Additional Rent payable hereunder and will be impossible to accurately measure. If the Premises are not surrendered upon the Termination Date or prior expiration of the Term, in addition to the use and occupancy charge set forth above, Tenant shall indemnify and hold harmless Landlord against any and all losses and liabilities resulting therefrom, including, without limitation, any claims made by any succeeding tenant founded upon such delay. Nothing contained in this Lease shall be construed as a consent by Landlord to the occupancy or possession by Tenant of the Premises beyond the Termination Date or prior expiration of the Term, and Landlord, upon said Termination Date or prior expiration of the Term, or at any time thereafter (and notwithstanding that Landlord may accept from Tenant one or more payments called for by this Section 12.1), shall be entitled to the benefit of all legal remedies that now may be in force or may be hereafter enacted relating to the immediate repossession of the Premises. The provisions of this Article shall survive the Termination Date or earlier expiration of the Term.

ARTICLE 13.

LANDLORD’S SERVICES

13.1. Landlord agrees to provide during the Term the services listed in Section 13.2. Services provided during Business Hours are included in Operating Expenses pursuant to Article 5 except as otherwise expressly provided in this Article 13. Services utilized by Tenant during other than Business Hours shall not be part of Operating Expenses, but shall be billed to Tenant by Landlord on the basis of Tenant’s usage of such services, as requested by Tenant from time to time, as the charge for such services is reasonably determined by Landlord from time. Landlord shall make all of the services available to Tenant during other than Business Hours provided that Tenant gives Landlord sufficient notice of Tenant’s requirement for the additional service (in the case of heating and air-conditioning, the notice required by Section 13.2).

13.2. Services shall consist of the following:

(i) Hot and cold water at points of supply provided for general use of the tenants in the Building; central heat and air conditioning in season, at such temperatures and in such amounts as are reasonably considered by Landlord to be standard or as required by governmental authority; provided, however, that heating and air conditioning service to the Premises and to the interior Common Areas at times other than for Business Hours shall be furnished only upon the written request of Tenant delivered to Landlord prior to 3:00 p.m. of the date for which such use is requested a if the request is for evening hours, and otherwise 3:00 p.m. the date preceding the date for which such use is requested. For the first year of the Term, heating and cooling additional services shall be billed at the rate of $75.00 for each hour of use or part thereof per Building floor or part thereof (thereafter, Landlord may increase the charge therefor based on any increases in the cost of providing such services); provided, however, if other tenants of Landlord on the same floor request additional heating or cooling service at the same time that Tenant requests additional heating and cooling service, the cost thereof shall be shared by Tenant and such other tenants in proportion to the rentable area of the floor leased by Tenant and such other tenants.

(ii) Repair and maintenance and electric lighting service for all Common Areas including repair and maintenance of the elevators, repair, maintenance, cleaning and snow removal in the parking areas and exterior sidewalks, and care, maintenance and replacement of landscaped areas of the Property.

(iii) Janitor service, as described in Exhibit “D”; provided, however, if Tenant’s floor or wall coverings or other improvements (including, without limitation, kitchen and dining facilities, if any) require special treatment, Tenant shall pay the additional cleaning cost attributable thereto as Additional Rent upon presentation of a statement therefor by Landlord.

(iv) All fluorescent and incandescent bulb replacement in the Premises necessary to maintain the lighting provided as part of the Tenant’s Improvements and fluorescent and incandescent bulb replacement in the Common Areas. Replacement of fluorescent and incandescent bulbs in the Premises shall be provided by Landlord at Tenant’s expense and not included in Operating Expenses. Replacement of bulbs in spaces leased to other tenants of Landlord shall be billed to said tenants on an individual basis and not included in Operating Expenses. Replacement of bulbs in the Common Areas shall be included in Operating Expenses.

In the event Tenant desires additional cleaning services within the Premises beyond the services provided by Landlord as provided in Exhibit D, Landlord shall have the right to provide such services at Landlord’s standard charges for such additional services; provided that if Landlord elects not to perform the requested additional services, Tenant shall have the right, subject to Landlord’s prior approval (which shall not be unreasonably withheld, conditioned or delayed), to retain its own vendor at its sole cost and without any credit against rent to perform the supplemental cleaning service for the Premises; provided that any such vendor must be labor union members in good standing whose affiliation is not inconsistent with the union affiliation of Landlord’s cleaning service vendor or any other contractors and subcontractors at the Building or Somerset Corporate Center. All such services shall be scheduled and performed so as not to conflict, interfere with, or delay any work undertaken by Landlord’s cleaning service. In the event that Tenant’s cleaning service vendor fails to work in harmony with, or interferes with, labor employed by Landlord, its agents, contractors, subcontractors or employees or in the event any work stoppage, jurisdictional labor dispute or other interference with Landlord, its agents, contractors, subcontractors or employees occurs Landlord shall have the right to require Tenant to remove or cause the removal of Tenant’s cleaning service vendor from the Premises and Tenant agrees to comply with such demand immediately.

13.3. The failure of Landlord to any extent to furnish, or the interruption or termination of, the services provided for in this Article in whole or in part resulting from the events described in the definition of Excusable Delay shall not render Landlord liable in any respect, nor be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof. Should any of the equipment or machinery used in the provision of such services cease to function properly for any cause. Tenant shall have no claim for offset or abatement of rent or damages on account of reasonable interruption in service occasioned thereby or resulting therefrom. Landlord shall proceed with due diligence to restore any interruption in services. Landlord shall have the right temporarily to interrupt services in order to make any necessary repairs or replacements to, or to otherwise service, the Building’s systems.

ARTICLE 14.

QUIET ENJOYMENT

14.1. Landlord covenants and agrees that, upon the performance by Tenant of all of the covenants, agreements and provisions hereof on Tenant’s part to be kept and performed, Tenant shall have, hold and enjoy the Premises, subject to the terms of this Lease, provided, however, that no diminution or abatement of the Base Rent, Additional Rent or other payment to Landlord shall be claimed by or allowed to Tenant for inconvenience or discomfort arising from the making of any repairs or improvements to the Premises or the Property, nor for any space taken to comply with any law, ordinance or order of any Governmental Authority, except as provided for herein. Tenant’s rights hereunder are and shall be subject to the existing state of title to the Property, to all existing and future mortgages, liens or real estate taxes, and to future easements affecting the Property, including, by way of illustration and not limitation, easements for storm and sanitary sewers, drainage ditches and public utilities, provided that the same will not render the Premises unfit for Tenant’s use as a general commercial office.

ARTICLE 15.

DEFAULT

15.1. If during the Term any one or more of the following acts or occurrences shall happen, it shall constitute an Event of Default hereunder:

(i) Tenant shall fail to pay any Base Rent, Additional Rent or other sum of money due hereunder or under the Work Agreement when such sum is due and such failure shall continue for a period of five (5) business days after said sums are due; or

(ii) Tenant shall fail to comply with any provision of this Lease or under the Work Agreement or any other agreement between Landlord and Tenant not requiring the payment of money, all of which terms, provisions and covenants shall be deemed material and such failure shall continue for a period of thirty (30) days after written notice of such default is given to Tenant, provided however, that if such default is capable of being cured within a reasonable period, but cannot be cured within such thirty (30) day period, then Tenant shall have such period of time longer than thirty (30) days as is reasonably but minimally required to cure such default with all due diligence; or

(iii) the leasehold hereunder demised shall be taken on execution or other process of law in any action against Tenant; or

(iv) Tenant shall become insolvent or unable to pay its debts as they become due, or Tenant notifies Landlord that it anticipates either condition; or

(v) Tenant takes any action to, or notifies Landlord that Tenant intends to file a petition under any section or chapter of the national Bankruptcy Code, as amended from time to time, or under any similar law or statute of the United States or any State thereof, or a petition shall be filed against the Tenant under any such statute or Tenant or any creditor of Tenant notifies Landlord that it knows such a petition will be filed; or

(vi) a receiver or trustee shall be appointed for Tenant’s leasehold interest in the Premises or for all or a substantial part of the assets of Tenant. Provided, however, that the conditions described in subparagraphs (iii), (iv) and (v) above shall not be deemed to be an Event of Default, if Tenant is not otherwise in default of any of the terms and conditions of this Lease at the time that such event occurs, and Tenant continues to utilize the Premises in the usual course of business, and not for the purpose of liquidation or dissolution of a bankrupt estate, and Tenant fully and faithfully performs all of the terms and conditions of this Lease during such insolvency, bankruptcy or receivership.

ARTICLE 16.

LANDLORD’S RIGHTS UPON TENANT’S DEFAULT

16.1. If any Event of Default occurs, Landlord may, notwithstanding the fact that Landlord may have other remedies hereunder or at law or in equity, by notice to Tenant, designate a date, not less than five (5) days after the giving of such notice, on which this Lease shall terminate; and thereupon, on such date the Term of this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the Termination Date and all rights of Tenant hereunder shall expire and terminate but Tenant shall remain liable as provided in this Lease, and Landlord shall have the right to remove all persons, goods, fixtures and chattels from the Premises, by reasonable force or otherwise, without liability or damages to Tenant.

16.2. If this Lease is terminated as provided in Section 16.1, or as permitted by law, Tenant shall peaceably quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or other legal proceeding, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event neither Tenant nor any person claiming through or under Tenant shall be entitled to possession or to remain in possession of the Premises, and Landlord at its option shall forthwith, notwithstanding any other provision of this Lease, be entitled to recover from Tenant as and for damages either:

(i) the excess, if any, of (1) all Base Rent and Additional Rent (conclusively presuming the Additional Rent to be the same as was payable for the calendar year immediately preceding such termination) reserved hereunder for the unexpired portion of the Term over (2) the aggregate fair rental value of the Premises at the time of termination for such unexpired portion of the Term, discounted at the rate of five (5%) percent per annum to then present worth plus an amount equal to any Reletting Expenses (as defined in Paragraph (ii) of this Section 16.2); or

(ii) amounts equal to the Base Rent and Additional Rent which would have been payable by Tenant from time to time had this Lease not so terminated, or had Landlord not so re-entered the Premises, payable on the dates that such payments would have otherwise been payable following such termination and until the Termination Date; provided, however, that if Landlord shall re let the Premises during said period, Landlord shall credit Tenant with the net rent received by Landlord from such reletting, such net rents to be determined by first deducting in a lump sum (and not on an amortized basis) from the gross rents as and when received by

Landlord from such reletting, the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Premises and in securing possession thereof, as well as the expenses of reletting, including altering and preparing the Premises for new tenants, brokers’ commissions, attorney fees, and all other expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Expenses”), it being understood that any such reletting may be for a period shorter or longer than the remaining term of this Lease, but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this Subsection to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Premises or any part thereof should be relet in combination with other space or otherwise, then proper apportionment on a square foot basis (for equivalent space) shall be made of the rent received from such reletting and of the expenses of reletting. Suit or suits for the recovery of such damages, or any installments of such damages, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Section 16.1, or under any provision of law, or had Landlord not re-entered the Premises.

16.3. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove and obtain as liquidated damages by reason of the termination of this lease or re-entry on the Premises for the default of Tenant under this lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 16.2. Nothing contained herein shall limit or prejudice the right of Landlord, in any bankruptcy or reorganization or insolvency proceedings, to prove for and obtain as damages by reason of such termination or by reason of disaffirmance of this Lease by Tenant, an amount equal to the maximum allowed by any bankruptcy or reorganization or insolvency proceedings, or to prove for and obtain as damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount be greater, equal to, or less than any of the sums referred to in Section 16.2.

16.4. If Tenant shall default in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant (a) immediately or at any time thereafter and without notice in the case of emergency or in case such default will result in (i) a violation of any law, rule or regulation of any Governmental Authority or any insurance policy maintained by Landlord, or (ii) the imposition of any lien, charge or encumbrance against all or any portion of the Premises, the Building or the Property, and (b) in any other case if such default continues for a period of fifteen (15) days after the date of the giving by Landlord to Tenant of a notice of Landlord’s intention to perform the same. All reasonable costs and expenses incurred by Landlord (plus interest thereon at the Default Interest Rate, until repaid by Tenant) in connection with any such performance by it for the account of

Tenant and also all costs and expenses, including reasonable counsel fees and disbursements incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant and/or right of Landlord under this Lease or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord, as Additional Rent, upon demand.

16.5. No right or remedy conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, and any right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law. The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement or to exercise any right, power or remedy contained in this Lease shall not be construed as a waiver or relinquishment thereof for the future. A receipt by Landlord of any installment of Base Rent or Additional Rent with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and shall not be deemed to have been waived unless expressed in writing and signed by Landlord. Landlord shall be entitled to accept less than the full amount due on account of Base Rent and Additional Rent without thereby waiving the right to collect the balance due. Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease or to a decree compelling performance or any covenant, agreement, condition or provision of this Lease, or to any other remedy allowed Landlord by law.

16.6. Tenant hereby waives all right of redemption to which Tenant or any person claiming under Tenant might be entitled by law now or hereafter in force.

16.7. Landlord agrees that it shall use commercially reasonable efforts to mitigate its damages under this Article 16.

ARTICLE 17.

SUBORDINATION AND ESTOPPEL

17.1. This Lease and all rights of Tenant hereunder are subject and subordinate at all times to all ground or underlying leases heretofore or hereafter made by Landlord (collectively, “Superior Leases”) and to all first mortgages which may now or hereafter affect Somerset Corporate Center and/or the Building of which the Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof. In confirmation of such subordination, Tenant shall execute promptly any reasonable instrument that Landlord may request, provided that Landlord shall obtain a non-disturbance agreement from any mortgagee or the lessor under any Superior Leases as provided in this Article 17. Landlord shall obtain from any mortgagee of Landlord, a non disturbance agreement in substantially the form of Exhibit G attached hereto or in such other form as may be reasonably required by such mortgagee, which shall provide that possession or the rights of Tenant shall not be disturbed in the event of the foreclosure of any such mortgage arising out of any default thereunder or by the delivery of a deed in lieu of foreclosure of such mortgage so long as Tenant shall not be in default, uncured, pursuant to the terms and conditions of this Lease. Tenant further agrees at the option of the holder of any such mortgage to attorn to the holder of any such mortgage following the foreclosure of such mortgage of the granting of a deed in lieu thereof. Notwithstanding any provision of this Section 17.1 to the contrary, upon notice to Tenant by a Mortgagee, this Lease shall become superior, in whole or in part, to the lien of any mortgage held on the property by said Mortgagee. Landlord shall obtain from each current mortgagee of the Property and any lessor under any Superior Leases a non-disturbance agreement in substantially the form attached hereto as Exhibit G or such other form as may be reasonably required by such mortgagee, within thirty (30) days of the execution of this Lease Agreement, and Tenant shall promptly execute such agreement.

17.2. Tenant shall at any time and from time to time within ten (10) days of receipt of written request therefor, execute, acknowledge and deliver to Landlord an estoppel certificate, in form attached hereto as Exhibit E or, at Landlord’s option, such other form as is satisfactory to Landlord, certifying (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which Base Rent and Additional Rent have been paid in advance, if any, (iii) whether any options granted to Tenant pursuant to the provisions of this Lease have been exercised, (iv) whether or not to the best knowledge of the signer, Landlord is in default in performance of any of its obligations under this Lease, and if so, specifying each such default of which Tenant may have knowledge, (v) whether Tenant has received notice that it is in default in performance of any of its obligations under this Lease, and if so, specifying each such default, and (vi) as to any other matters reasonably requested by Landlord, it being intended that any such certificate delivered pursuant to this Section 17.2 may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of Landlord’s interest or assignee of any mortgage under Landlord’s interest in the office complex or any other party which Landlord wishes to receive said estoppel certificate.

ARTICLE 18.

DAMAGE BY FIRE OR OTHER CASUALTY

18.1. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In the event of any fire or other casualty to the Building, Landlord shall, within ninety (90) days of such fire or other casualty, provide Tenant with a written notice (the “Landlord’s Notice”) in accordance with this Article 18. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such casualty), or in the event of any substantial uninsured loss to the Building, or the mortgagee of any mortgage affecting the Premises does not make insurance proceeds available, Landlord may at its option terminate the Lease by so notifying Tenant as part of Landlord’s Notice. If Landlord does not elect to terminate the Lease, Landlord’s Notice shall specify whether in Landlord’s judgment, the Premises or those portions of the Building affecting the use and enjoyment of the Premises can be reconstructed within two hundred seventy (270) days from the occurrence of such fire or casualty. If Landlord’s Notice indicates that such reconstruction of the Premises or those portions of the Building affecting the use and enjoyment of the Premises shall exceed two hundred seventy (270) days and Landlord does not elect to terminate the Lease as provided in Landlord’s Notice, Tenant shall have the right, to be exercised within fifteen (15) days after receipt of Landlord’s Notice, to elect, by notice to Landlord, to cancel this Lease, (hereinafter called “Tenant’s Notice”). In the event the Lease is not terminated by either Landlord or Tenant as hereinabove permitted, Landlord shall, subject to Excusable Delay, commence and proceed with reasonable diligence to restore the portion of the Building affecting the use and occupancy of the Premises. If Landlord indicates in its Notice that the portions of the Building affecting the use and occupancy of the Premises can be restored within two hundred seventy (270) days and such portions of the Building are not restored within two hundred seventy (270) days after Landlord’s undertaking such restoration (except for Excusable Delay), or if Landlord in Landlord’s Notice indicates that it will take a period longer than two hundred seventy (270) days to restore said portion of the Building and said portions are not restored within such longer period (except for Excusable Delay), then this Lease and the Term hereof may at the election of Tenant be terminated by notice in writing from Tenant to Landlord, providing Tenant serves such notice on Landlord within fifteen (15) days after expiration of the two hundred seventy (270) day restoration period or such longer period, if applicable, which notice shall be effective thirty (30) days after the giving of such notice if the Premises have not been restored by that date. If the Premises have been restored within said thirty (30) day period from the date the notice is given, the Lease shall continue in full force and effect. If the Lease is terminated by either Landlord or Tenant as above permitted, Landlord and Tenant thereafter shall have no further obligation or claim, one to the other, this Lease shall be deemed null and void and of no further force and effect. Landlord shall not be liable for any inconvenience, loss of business or annoyance to Tenant or damage to the business of Tenant resulting in any way from such damage or the repair thereof, except that Landlord shall allow Tenant a fair diminution of Base Rent and Additional Rent during the time and to the extent that the Premises is unfit for occupancy. During the period of any reconstruction undertaken by Landlord, Tenant shall be responsible to remove its personal property, fixtures and equipment from the damaged area prior to Landlord’s institution of reconstruction work. Landlord shall have no liability to Tenant with respect to any damage, loss or theft of any such personal property, fixtures and equipment not so removed. If Landlord is obligated to or elects to restore the Building as herein provided, with respect to the restoration of the Premises Landlord shall be obligated to restore only those portions of the Premises which were originally provided at Landlord’s expense (“Landlord’s Work”), and the restoration of items in the Premises not provided at Landlord’s expense shall be the obligation of Tenant. In addition, Landlord’s obligation to restore the Building within the time frames set forth in this Article shall mean that (i) Landlord’s Work has been substantially completed except for (x) details of construction, decoration and mechanical adjustments which are minor in character, the noncompletion of which will not materially interfere with Tenant’s use and enjoyment of the Premises, and (y) uncompleted Special Work; (ii) all of the Building’s sanitary, electrical, heating, air conditioning, mechanical and other systems, to the extent they serve the Premises, are completed and in good order and operating condition except for mechanical adjustments which are minor in character; and (iii) Landlord shall have obtained (a) a certificate of approval or temporary or permanent certificate of occupancy for the Premises or (b) all requirements to obtain a certificate of approval or temporary or permanent certificate of occupancy for the Premises, other than the completion of Special Work or Tenant Installations therein, shall have been satisfied.

18.2. Notwithstanding any of the foregoing provisions to the contrary, Landlord’s obligation to repair the damage and restore and rebuild the Building and/or the Premises pursuant to this Article shall be conditioned on such restoration being then lawfully permitted and Landlord being granted all necessary approvals from the Governmental Authorities.

ARTICLE 19.

MUTUAL WAIVER OF SUBROGATION

19.1. Landlord and Tenant shall each secure an appropriate clause, or an endorsement upon any policy of insurance in force, covering the Property, the Building, or any personal property, fixtures and equipment or Tenant Installations located therein or thereon, including, without limitation, casualty, liability and business interruption policies in force, pursuant to which the respective insurance companies waive subrogation or permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and also extend to all other persons and entities occupying or using the Premises in accordance with the terms of this Lease. In the event that either Landlord or Tenant shall be unable at any time to obtain one of the provisions referred to above in any of its insurance policies, Landlord or Tenant, as the case may be, shall promptly notify the other.

19.2. Subject to the foregoing provisions of this Article 19, and insofar as may be permitted by the terms of the insurance policies carried by it, and notwithstanding any provision of this Lease to the contrary, each party hereby releases the other and its partners, agents and employees (and in the case of Tenant, all other persons and entities occupying or using the Premises in accordance with the terms of this Lease) with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be) occurring during the Term covered by (but only to the extent of the limits of coverage of) such insurance policies.

ARTICLE 20.

CONDEMNATION

20.1. If the whole or substantially the whole of the Building or the Premises should be taken for any public or quasi-public use, by right of eminent domain or otherwise, or should be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building or the Premises is taken by the condemning authority. If less than the whole or substantially the whole of the Building or the Premises is thus taken or sold, Landlord (whether or not the Premises is affected thereby) may terminate this Lease by giving written notice thereof to Tenant in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. In the event that the Premises is not affected by the taking, then Landlord may terminate this Lease only in the event that the Building requires demolition or substantial rehabilitation. If twenty (20%) percent or more of the Tenant’s parking allocation (unless alternative parking spaces are provided) is thus taken or sold, Tenant may terminate this Lease by giving written notice thereof to Landlord in which event this Lease shall terminate as of the date when physical possession of such portion of the Property is taken by the condemning authority. If this Lease is not so terminated upon any such taking or sale, the Base Rent payable hereunder shall be equitably adjusted by multiplying the annual Base Rent then in effect by a fraction, the numerator of which is the number of square feet of Rentable Area of the Premises after the taking and the denominator of which is the number of rentable square feet in the Premises prior to such taking, and Landlord shall, to the extent Landlord deems feasible, restore the Building and the Premises to substantially their former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building and installing the Tenant Improvements in the Premises. All amounts awarded upon a taking of any part or all of the Property shall belong to Landlord or the holder of any mortgage affecting the Premises, and Tenant shall not be entitled to and expressly waives all claim to any such compensation including, without limitation, any claim for the value of the unexpired portion of this Lease.

20.2. Tenant may make an independent claim in such proceedings for its personalty, trade fixtures and moving expenses; provided, however, that any such claim shall in no way affect any portion of any award which the Landlord or the holder of any mortgage affecting the Premises or the Property shall be entitled to receive.

ARTICLE 21.

CHANGES SURROUNDING PROPERTY

21.1. Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are consented to by Tenant) and the Lease shall not be affected or impaired thereby:

(i) to change any sidewalk, alley or street adjacent to or around the Building,

(ii) to convey or dedicate portions of the Property on which neither the Building nor parking areas are located, for road improvement purposes, (iii) to make improvements or changes to the Property which do not adversely affect Tenant’s use and enjoyment of the Premises, or (iv) to change the street address and/or name of the Building.

ARTICLE 22.

NOTICES

22.1. Any notice, consent, request or other communication (collectively “Notices”) given pursuant to this Lease must, unless otherwise provided herein, be in writing, and may, unless otherwise in this Lease expressly provided be given or be served by depositing the same in the United States mail, postpaid and certified and addressed to the party to be notified, with return requested or by overnight express mail with a reliable overnight courier, or by delivery of the same in person, or by prepaid telegram, when appropriate, addressed to the party to be notified, which address for Landlord shall be c/o Steven J. Pozycki at Landlord’s address as hereinbefore set forth with a copy to Martin F. Dowd, Esq. at McCarter & English, LLP, Four Gateway Center, 100 Mulberry Street, Newark, New Jersey 07102, and in the case of Tenant shall be to General Counsel, 22 Inverness Center Parkway, Birmingham, Alabama 35242. Notices delivered by hand shall be effective upon receipt, and if such delivery is rejected, such rejection of delivery shall be considered receipt. Notices by mail (except overnight express mail) shall be effective three (3) days after the date mailed. Notices by overnight express mail shall be effective one (1) day after delivery to the overnight mail service. Either party may at any time change its address for notices hereunder by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed address.

ARTICLE 23.

NO WAIVER

23.1. No waiver by Landlord or Tenant of any breach by the other of any of the terms, covenants, agreements or conditions of this Lease shall be effective unless such waiver is contained in a writing subscribed by the waiving party and no such waiver shall be deemed to constitute a waiver of any succeeding breach thereof, or a waiver of any breach of any of the other terms, covenants, agreements and conditions herein contained.

23.2. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

23.3. The receipt by Landlord of the Base Rent and Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Base Rent or a lesser amount of the Additional Rent then due shall be deemed to be other than a payment on account of the earliest stipulated amount then due, nor shall any endorsement or statement on any check or payment as Base Rent or Additional Rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Rent or Additional Rent or pursue any other remedy provided in this Lease.

ARTICLE 24.

LANDLORD’S LIABILITY

24.1. Landlord shall not be liable to Tenant or Tenant’s Visitors for any damage, injury, loss, compensation or claim based on, arising out of, or resulting from any cause including, but not limited to, the following: repairs to any portion of the Premises or the Property; interruption in the use of the Premises; any accident or damage resulting from the use or operation (by Tenant or any other person or persons) of elevators, or of heating, cooling, electrical or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the Premises or the Property; any fire, robbery, theft, mysterious disappearance and/or any other casualty; the actions of any other tenants of the Landlord or of any other person or persons; any leakage in any part or portion of the Premises or Property, or from water, rain or snow that may leak into, or flow from, any part of the Premises or the Property, or from drains, pipes or plumbing fixtures in the Property; or any act, omission, or any neglect of Tenant or Tenant’s Visitors in the use of the Premises or Property by Tenant or Tenant’s Visitors.

24.2. Notwithstanding the provisions of Section 24.1, but subject to the waiver set forth in Article 19 and to the exceptions set forth in Section 24.3, Landlord shall not be released from liability to Tenant or Tenant’s Visitors for any damage, injury, loss, compensation or claim caused by the willful misconduct or negligence of Landlord or its agents, servants or employees.

24.3. As an express inducement to Landlord to enter into this Lease, and notwithstanding any provisions of this Lease to the contrary, Tenant agrees that any goods, personal property or personal effects, including removable trade fixtures used or placed by the Tenant or its employees in or about the Premises or Property, shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible or liable therefor; nor shall Landlord have any liability to Tenant for any claims based on the interruption of, or loss to, Tenant’s business. Nor shall Landlord have any liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary, or for damage done by unauthorized persons on the Premises and neither shall Landlord be required to insure against any such losses.

ARTICLE 25.

INDEMNIFICATION

25.1. Subject to the waiver set forth in Article 19, Tenant hereby indemnifies and holds Landlord harmless from all expenses, costs (including reasonable attorney fees and disbursements), loss, liability and claims based on, arising out of or resulting from: (i) any act, omission or neglect of Tenant or Tenant’s Visitors or the use of the Premises, Common Areas (or any part thereof) by Tenant, (ii) any breach by Tenant of its obligations under this Lease and (iii) any Tenant Installation, Alteration, or other work performed by Tenant in or about the Premises.

25.2. Subject to the waiver set forth in Article 19 and the exceptions set forth in Section 24.3, Landlord hereby indemnifies and holds Tenant harmless from all expenses, costs (including reasonable attorney fees and disbursements), loss, liability and claims based on, arising out of or resulting from any act, omission or neglect of Landlord, or Landlord’s agents, servants or employees.

25.3. The indemnities set forth in this Article 25 shall survive the expiration or termination of this Lease.

ARTICLE 26.

TENANT’S INSURANCE

26.1. Tenant, at its own expense will maintain with admitted insurers authorized to do business in the State of New Jersey and which are rated “A+/XIV” or equivalent in Best’s Key Rating Guide, or any successor thereto (or if there is none, a rating organization having a national reputation) commercial general liability (in the broadest form then available in New Jersey) against claims for bodily injury, personal injury, death or property damage occurring on, in or about the Premises or as a result of ownership of facilities located on the Premises in amounts not less than $5,000,000.00 per occurrence/aggregate for bodily injury, personal injury or death, $5,000,000.00 with respect to any one occurrence, and $3,000,000.00 with respect to all claims for property damage with respect to any one occurrence with an aggregate of $3,000,000.00. From time to time during the Term such limits shall be increased to the prevailing level customarily carried with respect to similar properties in Somerset County, New Jersey and the surrounding area. Tenant shall be responsible to maintain casualty insurance on all of its goods, personal property or effects, including removable trade fixtures located in the Premises.

26.2. The policy of insurance required to be maintained by Tenant pursuant to Section 26.1 shall name as the insured parties Landlord, Tenant, Landlord’s managing agent, and any mortgagee of Landlord, shall be reasonably satisfactory to Landlord and shall (a) provide for the benefit of such holder or holders, that thirty (30) days’ prior written notice of suspension, cancellation, termination, modification, non renewal or lapse or material change of coverage shall be given to all insured parties and that such insurance shall be given to all insured parties and that such insurance shall not be invalidated by any act or neglect of Landlord or Tenant or any owner of the Premises, nor by any foreclosure or other proceedings or notices thereof relating to the Premises or any interest therein, nor by occupation of the Premises for purposes more hazardous than are permitted by such policy, (b) not contain a provision relieving the insurer thereunder of liability for any loss by reason of the existence of other policies of insurance covering the Premises against the peril involved, whether collectible or not, and, (c) include a contractual liability endorsement evidencing coverage of Tenant’s obligation to indemnify Landlord pursuant to Section 25 hereof.

26.3. Within five (5) days after the commencement of the Term, Tenant shall deliver to Landlord original or duplicate policies or certificates of the insurers evidencing all the insurance which is required to be maintained hereunder by Tenant certifying that all requirements set forth herein have been complied with (including, without limitation, a waiver of each insurer’s rights of subrogation pursuant to Section 19.1, the naming of the insureds required hereunder and the obligation of each insurer to give the notice required hereunder) and, within thirty (30) days prior to the expiration of any such insurance, other original or duplicate policies or certificates evidencing the renewal of such insurance.

26.4. Landlord shall, as part of Operating Expenses, obtain any and all insurance coverage it deems necessary or appropriate in connection with the use and operation of the Property, which shall include, but need not be limited to, fire, liability and any and all other insurance as Landlord or any mortgagee of Landlord may require.

ARTICLE 27.

MECHANICS’ LIENS

27.1. If, because of any act or omission of Tenant, any mechanics’ or other lien, charge or order for the payment of money or otherwise shall be filed against the Property, the Premises or the Building (whether or not such lien, charge or order is valid or enforceable as such), Tenant, at Tenant’s expense, shall cause it to be canceled or discharged of record by bonding or otherwise within thirty (30) days after such filing, and Tenant shall, in any event, indemnify and save Landlord harmless against and shall pay all costs, expense, losses, fines and penalties, including, without limitation, attorney’s fees and disbursements, related thereto or resulting therefrom.

ARTICLE 28.

DEFINITION OF LANDLORD

28.1. The term “Landlord” as used in this Lease means only the owner for the time being of the Building. In the event of any transfer of title to the Building, the transferring Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder except for liabilities which arose prior to such transfer and this Lease shall be deemed and construed as a covenant running with the land without further agreement between the parties or their successors in interest.

ARTICLE 29.

DEFINITION OF TENANT

29.1. The term “Tenant” as used in this Lease includes Tenant, its successors and permitted assigns and any person or entity claiming by, through or under Tenant. Any obligation of or restriction on Tenant imposed by this Lease shall apply equally to any subtenant or other occupant of the Premises or any portion thereof.

ARTICLE 30.

PERSONAL LIABILITY

30.1. Anything in this Lease to the contrary notwithstanding, the liability of Landlord to Tenant in the performance by Landlord of its obligations under this Lease and for any default by Landlord hereunder shall be limited to the interest of Landlord in the Property and Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment from Landlord, it being intended that neither Landlord nor Landlord’s agents, shareholders, officers, directors, partners, principals (disclosed or non-disclosed) or affiliates shall be personally liable for any judgment or deficiency.

ARTICLE 31.

ISRA COMPLIANCE

31.1. Tenant agrees to comply with all applicable environmental laws, rules and regulations, including but not limited to, the New Jersey Industrial Site Recovery Act N.J.S.A. 13:lK-6 et seq.) (“ISRA”). Tenant represents to Landlord that it shall not conduct any activity in the Premises which shall cause it to be considered an “industrial establishment” under ISRA, or otherwise subject the Premises to the requirements of compliance with ISRA and Tenant shall not conduct any operations that shall subject the Premises to ISRA.

31.2. Tenant hereby agrees to execute such documents as Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA; and without limiting the generality of the foregoing will provide Landlord within ten (10) business days of Landlord’s request for the same, an affidavit in support of a request for a non-applicability letter by Landlord in the form required under ISRA. Tenant shall bear all costs and expenses incurred by Landlord associated with any required ISRA compliance resulting from Tenant’s use of the Premises, including, but not limited to, state agency fees, engineering fees, cleanup costs, filing fees, and suretyship expenses. As used in this Lease, ISRA compliance shall include applications for determinations of nonapplicability by the appropriate governmental authority upon the “closure, terminations or transfer” of Tenant’s operations at the Premises. The foregoing undertaking shall survive the termination or sooner expiration of the Lease and surrender of the Premises and shall also survive sale, or lease or assignment of the Premises by Landlord. Tenant shall immediately provide Landlord with copies of all written correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant’s compliance with the New Jersey Department of Environmental Protection’s (“DEP”) requirements under ISRA as they are issued or received by the Tenant.

31.3. Tenant shall not generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Premises, any Hazardous Substances. As used herein, Hazardous Substances shall be defined as any “hazardous chemical,” “hazardous substance” or similar term as defined in the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. 9601, et seq.) the New Jersey Industrial Site Remediation Act, as amended, (N.J.S.A. 13:lK-6 et seep), the New Jersey Spill Compensation and Control Act, as amended, (N.J.S.A. 58:10-23.1 lb, et seep), any rules or regulations promulgated thereunder, or in any other applicable federal, state or local law, rule or regulation dealing with environmental protection.

31.4. Landlord represents and warrants to Tenant that, the Building and Building systems and Improvements do not contain any Hazardous Substances beyond tolerances permitted under ISRA.

ARTICLE 32.

MISCELLANEOUS

32.1. Entire Agreement. This Lease contains the entire agreement between the parties, and any attempt hereafter made to change, modify, waive, discharge or effect an abandonment of it in whole or in part shall be void and ineffective unless in writing and signed by the party against whom enforcement of the change, modifications, waiver, discharge or abandonment is sought.

32.2. Jury Trial Waiver. To the extent permitted by law, Landlord and Tenant do hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim, injury or damage, or any emergency or statutory remedy.

32.3. Broker. Tenant warrants and represents to Landlord that it has not dealt with any real estate broker or sales representative in connection with this Lease except for Cushman &

Wakefield of New Jersey, Inc. (“Broker”). Tenant and Landlord agree to indemnify, defend and hold harmless the other from and against all threatened or asserted claims, liabilities, costs or damages (including, without limitation, reasonable attorney’s fees and disbursements) which may be asserted against or incurred by the indemnified party as a result of a breach of this warranty and representation. Landlord agrees to pay Broker a commission pursuant to the terms of a separate agreement. This representation shall survive the expiration or sooner termination of this Lease.

32.4. Separability. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and all other terms and provisions of this Lease shall be valid and enforced to the fullest extent permitted by law.

32.5. Interpretation.

(i) Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of covenants.

(ii) Words of any gender used in this Lease shall be held to include any other gender, and words in the singular number shall be held to include the plural, when the sense requires.

(iii) This Lease shall not be strictly construed either against Landlord or Tenant, regardless of whether any provision thereof has been drafted by Landlord or Tenant (or their respective attorneys).

(iv) The headings and captions contained in this Lease are inserted for convenience of reference only, and are not to be deemed part of or to be used in construing this Lease.

(v) The covenants and agreements herein contained shall, subject to the provisions of this Lease, bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and permitted assigns except as otherwise provided herein.

(vi) This Lease has been executed and delivered in the State of New Jersey and shall be construed in accordance with the laws of the State of New Jersey.

(vii) Landlord has made no representations or promises with respect to the Premises or the Somerset Corporate Center, except as expressly contained herein.

32.6. No Offer. Option, etc. The submission of this Lease to Tenant for examination does not constitute by Landlord a reservation of, or an option to Tenant for, the Premises, or an offer to lease on the terms set forth herein, and this Lease shall become effective as a lease agreement only upon execution and delivery thereof by Landlord and Tenant.

32.7. Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and such period of time shall be extended by any delays due to Tenant Delay or Excusable Delay. Whenever a period of time is herein prescribed for the taking of any action by Tenant, which action does not involve: (i) the payment of money or other monetary obligations on the part of Tenant; (ii) obligations of Tenant under the Work Agreement; or (iii) furnishing to Landlord timely notice of the exercise by Tenant of the option to renew this Lease as required by Section 32.9, such period of time in which Tenant is obligated to perform shall be extended by any delays due to Excusable Delay.

32.8. Recording. This Lease shall not be recorded, except that upon the request of either party, the parties shall execute in recordable form, a short form memorandum of this Lease, provided that such memorandum shall not contain any of the specific rental terms set forth herein. Such memorandum may be recorded in the land records of the Somerset County Clerk’s office and the party desiring such recordation shall pay all recording fees. Upon the expiration or earlier termination of this Lease, Tenant shall execute and deliver to Landlord, in recordable form, an instrument which terminates of record the memorandum of Lease. Tenant hereby appoints Landlord its attorney-in-fact to execute such instrument on Tenant’s behalf. The provisions of this Section 33.8 shall survive the expiration or termination of this Lease.

32.9. Financial Information. Within one hundred twenty (120) days of the end of each fiscal year of Tenant during the Term, Tenant shall provide Landlord with a copy of the Tenant’s financial statements for such year audited by an independent certified public accountant; provided that during any period that the Guaranty has not been released, Tenant’s obligation to provide its financial statements shall be satisfied by the Guarantor providing Landlord with the financial statements of Guarantor. At any time that Guarantor is a publicly traded company and the Guaranty shall remain in effect, Tenant’s obligation to provide financial information shall be limited to providing to Landlord, upon Landlord’s request, with copies of the most current 10Q and 10K filings or financial reports or information otherwise made available by Guarantor to the public in general unless such filings or financial reports or information are available electronically from the Securities and Exchange Commission or an affiliated organization. Landlord may provide such financial statements to its consultants, lenders and investors, but otherwise shall not provide the financial statements to third parties without the prior consent of Tenant.

32.10. Right of First Offer. Provided there exists no Event of Default and subject to the existing rights of any rights of any tenant leasing space in the Building, including without limitation any renewal by extension, or any future decision which permits such existing tenant to continue in occupancy beyond the original term of its lease whether pursuant to the terms of such existing tenant’s lease or otherwise, during the Term, Landlord grants to Tenant the right to lease any space contiguous to the Premises located on the second (2Dd) floor in the Building at such time (the “First Offer Space”) which Landlord intends to market, upon the following terms and conditions:

(i) Landlord shall provide Tenant with written notice of the availability of the First Offer Space, specifying the terms and conditions upon which Landlord will offer the First Offer Space to Tenant for leasing (the “Availability Notice”). Tenant shall have the right, by furnishing Landlord with written notice of its election, to lease the First Offer Space, which notice shall be received by Landlord no later than ten (10) days after Tenant’s receipt of written notification by Landlord of the availability of the First Offer Space, which period shall be deemed time of the essence. The failure by Tenant to furnish such notice to Landlord in a timely manner as provided above shall constitute a waiver by Tenant of all of Tenant’s rights under this Section 32.10, and shall release Landlord from any further obligation to offer the First Offer Space to Tenant, and Tenant shall have no further right to the leasing of the First Offer Space. In the event Tenant timely delivers written notice to Landlord of its election to lease the First Offer Space, Landlord and Tenant shall, within ten (10) days after receipt of Tenant’s notice, enter into an amendment of this Lease, providing for those terms and conditions as set forth in Landlord’s offer. In the event that Tenant declines (or is deemed to have declined) to lease the First Offer Space, Landlord shall have no further obligation under this Section 32.10 to offer the First Offer Space to Tenant unless Landlord shall desire to execute a lease with a person or entity and the “material economic provisions” of such lease when considered collectively are “substantially different” from the “material economic provisions” considered collectively in Landlord’s Availability Notice. For purposes of this Section 32.10, “material economic provisions” shall be the basic rent, additional rent, improvement allowances and free rent or other financial incentives which collectively comprise the financial portion of the lease, and “substantially different” shall mean that the material economic provisions of the proposed lease when considered collectively shall be more than five percent (5%) more beneficial to tenant than the material economic provisions when considered collectively as set forth in Landlord’s Availability Notice. Nothing contained herein shall be deemed to grant Tenant a right of first refusal for the leasing of the First Offer Space, it being the intention of the Landlord and Tenant that the right of notification granted under this Section 32.10 is for the purpose of affording the Tenant the opportunity to offer to lease additional space at the time that such space becomes available and Landlord is prepared to lease it.

(ii) In no event shall Landlord have any liability to Tenant if Landlord does not deliver possession of the First Offer Space to Tenant arising from the failure of any existing tenant to surrender possession in accordance with the terms of its lease. Landlord’s non-delivery of the First Offer Space to Tenant shall not affect this Lease or the obligations of Tenant under this Lease.

32.11. Renewal Option.

(i) Provided that there is no default hereunder either as of the date Tenant notifies Landlord of its election to extend the Term or as of the first day of the extension period, Tenant may extend the original Term as it relates to the Premises for two (2) periods of five (5) years each. Tenant shall notify Landlord of its election to extend the Term by giving Landlord notice no less than twelve (12) months prior to the expiration of the Term then in effect, time being of the essence. All of the provisions of this Lease (other than the amount of Base Rent payable hereunder, the provisions of the Work Agreement and the right of Tenant to exercise the Renewal Option) shall apply during each extension period.

(ii) The annual Base Rent during each extension period shall be the greater of (a) the annual Base Rent in effect during the twelve (12) month period preceding the commencement of such extension term or (b) ninety-five percent (95%) of the “fair market rent” for the Premises at the time of the commencement of the extended term. The term “fair market rent” shall be the rent generally payable in Somerset County, New Jersey for equivalent space in an office building of approximately the same quality, size and condition as the Building, giving due consideration to the fact that the Building is of first class design, the location of the Building on the waterfront and its proximity to public transportation, the condition of the Premises as improved, the location of the Premises in the Building, the length of the Term of the Lease, and all other factors that would be relevant to a third party tenant desiring to lease the Premises for the extended term. Within thirty (30) days after the exercise by Tenant of its option to extend, Landlord shall notify Tenant of Landlord’s determination of the annual Base Rent during the extension period. If Tenant desires to dispute Landlord’s determination, Tenant shall, within thirty (30) days after receipt thereof, submit to Landlord a written appraisal of the fair market rent for the Premises by an appraiser who is a member of the American Institute of Real Estate Appraisers, having at least seven (7) years experience in appraising commercial real estate in Hudson County, New Jersey (a “Qualified Appraiser”). If Landlord disagrees with the fair market rent determined by Tenant’s Qualified Appraiser, it shall, within forty five (45) days of receipt of such appraisal, submit to Tenant a written appraisal of the fair market rent for the Premises by a Qualified Appraiser selected by Landlord. If Landlord’s and Tenant’s Qualified Appraisers do not agree upon the fair market rent but are apart by less than five (5%) percent, then the fair market rents determined by both shall be averaged, otherwise, Landlord and the Tenant’s Qualified Appraiser shall mutually agree upon an independent Qualified Appraiser to determine such fair market rent. If the parties are unable to agree upon such independent appraiser, either party may request the American Arbitration Association in Newark, New Jersey, to appoint such independent appraiser. The independent appraiser shall select either Landlord’s Qualified Appraiser’s determination of fair market rent or the fair market rent determined by Tenant’s Qualified Appraiser, which determination shall be binding upon both Landlord and Tenant. The parties shall be responsible for the cost of their own Qualified Appraiser and shall share equally in the cost of any independent third Qualified Appraiser. Pending resolution of the issue of fair market rent, Tenant shall pay to Landlord as of commencement of the extension term, the Base Rent as established by Landlord, subject to adjustment upon final determination.

(iii) Upon final determination of the Base Rent to be paid during the extension period as hereinabove provided, Landlord and Tenant shall enter into a lease amendment to reflect the same.

32.12. Signage. Tenant shall be listed on any lobby directory which lists the identities of the tenants in the building generally, and shall, as a part of the cost of Tenant Improvements, be entitled to an identification sign located at the entrance to the Premises, the size, location and design of which shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed.

32.13. Second Floor Space. Landlord and Tenant agree that at the time of the execution of this Lease, the balance of the rentable space on the second (2nd) floor of the Building (“Second Floor Space”) is presently available for leasing. Landlord agrees to notify Tenant on the first occasion that Landlord intends to respond to a request for proposal (or intends to respond to an initial offer from a third party without a prior request for proposal) for all or any part of the Second Floor Space after the date of this Lease. Nothing contained in this Section 32.13 shall be deemed to grant Tenant a right of first refusal or right of first offer for the Second

Floor Space, it being the intention of the Landlord and Tenant that the notification under this Section 32.13 is solely for the purpose of affording the Tenant the opportunity to offer to lease additional space on the second floor prior to the next leasing of such space after the execution of this Lease.

32.14. Guaranty. Tenant shall cause the Guarantor to deliver to Landlord the Guaranty concurrently with the execution and delivery of this Lease, together with such assurances as may be required by Landlord to confirm the enforceability of the Guaranty.

IN WITNESS WHEREOF, the parties hereto have executed this Lease on the date first above written.

LANDLORD:

SCC BUILDING I LIMITED PARTNERSHIP

By:	GP-SCC I, L.L.C., General Partner

	By:	The Prudential Insurance Company of America

		By:	SJP Corporate Real Estate Services, Inc., its authorized agent

		By:	/s/ David R. Welch
		Name:	David R. Welch
		Title:	Vice President

TENANT:

AXCAN PHARMA US, INC.

By:	/s/ Frank Verwiel, M.D.
Name:	Frank Verwiel, M.D.
Title:	President and CEO

By:	/s/ Steve Gannon
Name:	Steve Gannon
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A-I

BUILDINGS

COMMONS WAY
L=819.72
D=101°00'11"
CD=717.63
N 85°41'41"E/ 601.22'
SLOPE ESMT. LINE
DRAINAGE EASEMENT
N 04°01'30" E 265.13'
R=465.00'
L=67.46'
D=08°18'45"
CD=67.40"
BRG= N 89°51'03"E
S 05°33'05E
174.46"
R=242.50'
L=132.93'
D=31°24'24"
CD=131.27'
BRG= S 25°24'32"W
PROPOSED LOT 39.02
AREA = 764,246 SQ.FT OR
17.545 ACRES +/-
BUILDING SETBACK LINE (TYP)
R=137.50'
L=118.67'
D=49°26'56"
CD=115.02'
BRG= S 65°54'21"W
N 89°22'11" W
144.05'
PROPOSED BUILDING
S 00°37'49"W
23.79'
R=680.00'
L=582.28'
D=49°03'43"
CD=564.65'
BRG=S 25°09'41"W
SETBACK LINE (TYP)
N 43°22'17" W 795.00'
100'
MON

EXHIBIT A-1
THE BUILDING

EXHIBIT A-2

PREMISES

SURFACE PARKING
COMPACT CARS
PARKING DECK
GRADE LEVEL PARKING
10' SIDEWALK
LIMIT OF CURB
CONCRETE CURB (TYP.)

EXHIBIT A-3
PARKING PLAN

EXHIBIT B

WORK AGREEMENT

This Exhibit “B” is attached to and made a part of that certain Agreement of Lease dated January 22, 2009 (the “Lease”), between SCC BUILDING I LIMITED PARTNERSHIP (“Landlord”) and AXCAN PHARMA US, INC. (“Tenant”). The terms used in this Exhibit that are defined in the Lease shall have the same meanings as provided in the Lease.

The purpose of this Exhibit “B” is to set forth the relative rights and obligations of Landlord and Tenant with respect to engineering, final working drawings and the construction and installation of the initial tenant improvements in the Premises. This Exhibit “B” contemplates that the performance of this work will proceed in accordance with the following terms and conditions.

A.	Tenant Improvements

(1) Landlord agrees to retain SJP Properties as construction manager to provide the installations and improvements and complete the work in and to the Premises in accordance with the Plans (as hereinafter defined), other than Tenant Installations (as hereinafter defined). Landlord shall be responsible for the Cost of Tenant Improvements as defined in paragraph 3(a) up to $690,025.00 (representing $35.00 per rentable square foot of the Premises) (the “Construction Allowance”). Cost of Tenant Improvements (as hereinafter defined) in excess of the Construction Allowance shall be referred to as an “Additional Cost” and paid by Tenant in accordance with Paragraph 3(c).

(2)    (a) Tenant shall retain TSC Design as architect for the Tenant Improvements, and Tenant covenants and agrees to deliver to Landlord two (2) sets of Demolition Drawings on or before December 19, 2008 in form and detail sufficient for obtaining a demolition permit. Landlord shall complete its review and provide Tenant with any comments or objections of such plans and working drawings within five (5) business days after Landlord receives same. If Landlord objects to any of the improvements set forth in the plans and working drawings, it shall specify the reasons for such objections in reasonable detail to allow Tenant to respond to such objections. In the event Landlord fails to provide Tenant with any comments or objections to plans and working drawings submitted by Tenant within said five (5) day period, Landlord shall be deemed to have approved said plans and drawings. Landlord shall review any revised plans submitted by Tenant to address Landlord’s objections within three (3) business days of resubmission by Tenant. On or before January 19, 2009 (the “Submission Deadline”), Tenant shall also deliver to Landlord two (2) sets of construction plans and one (1) electronic disc of all information and associated plans and working drawings for the construction and completion of Tenant’s Work which shall be in form and detail sufficient for obtaining a building permit (the “Permit Submission Plans”). Tenant acknowledges that this information must be delivered to Landlord by the Submission Deadline in order to allow Landlord sufficient time to review such documents, plans and drawings, to discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, to enable Landlords’ contractor to prepare an estimate of the cost of such modifications. Landlord shall complete its review of such plans and working drawings within five (5) business days after Landlord receives same. Landlord shall provide

Tenant with any comments or objections to the plans and working drawings within said five (5) day period. If Landlord objects to any of the improvements set forth in the plans and working drawings, it shall specify the reasons for such objections in reasonable detail to allow Tenant to respond to such objections. In the event Landlord fails to provide Tenant with any comments or objections to plans and working drawings submitted by Tenant within said five (5) day period, Landlord shall be deemed to have approved said plans and drawings. Landlord shall review any revised plans submitted by Tenant to address Landlord’s objections within three (3) business days of re-submission by Tenant. Tenant shall provide Landlord with seven (7) sets of plans together with one (1) electronic disc of the 100% complete construction plans within five (5) business days of the Landlord’s approval of the Permit Submission Plans. Tenant acknowledges that this information must be delivered to Landlord as identified herein in order to allow Landlord sufficient time to review such documents, plans and drawings, to discuss with Tenant any changes therein which Landlord believes to be necessary or desirable, to enable Landlords’ contractor to prepare an estimate of the cost of such modifications, to bid the work required to be bid, and to substantially complete such modifications within the time frame required by the Lease. Any delay as a result of Tenant’s failure to furnish the Final Plans (as hereinafter defined) to Landlord as required herein, delays in providing any approval or authorization, or Tenant’s changes to the Final Plans (notwithstanding Landlord’s approval of any such changes) shall be deemed to be a Tenant Delay. In the event that Tenant at any time accrues thirty (30) days of Tenant Delay, Landlord may bill Tenant for thirty (30) days of Base Rent and Additional Rent for each such period and Tenant shall pay the same within thirty (30) days of receipt of a bill. If requested by Landlord and not otherwise specified herein, Tenant shall give any approvals or authorizations or the reasons for not granting the same within three (3) business days of receipt of a request for same from Landlord.

(b) Landlord agrees that it will not unreasonably withhold its approval of the plans and working drawings for the construction of the Tenant Improvements, or of any changes or modifications thereof; provided, however, that Landlord shall have sole and absolute discretion to approve or disapprove any improvements that will (i) be visible from the exterior of the Premises, or which affect any structural or exterior element of the Building or any area or element or any facility serving any area of the Building or delay completion of the Premises, or (ii) require unusual expense to readapt the Premises to normal use on lease termination or increase the cost of construction or of insurance or taxes on the Building, unless Tenant first gives assurance reasonably acceptable to Landlord for payment of such increased cost and that such readaption will be made prior to such termination without expense to Landlord. Any approval of such plans and working drawings by Landlord shall not constitute approval of any delays caused by Tenant and shall not be deemed a waiver of any rights or remedies that may arise as a result of such delays. In the event of a rejection by Landlord of any proposed plans, Tenant may make changes to the plans and resubmit them pursuant hereto within five (5) business days of receipt of Landlord’s comments. Upon receiving Landlord’s approval to any proposed plans, such plans shall become the final plans (the “Final Plans”) hereunder. No plans submitted to Landlord shall be considered to be the Final Plans unless they are submitted to Landlord signed and sealed by Tenant’s Architect and in proper and sufficient form for Landlord to obtain all necessary permits and approvals to make said improvements in accordance with the Final Plans. It shall be Tenant’s responsibility to cause the Plans to comply with all applicable laws.

(c) In the event that any standard finishes become unavailable, it shall not constitute Excusable Delay unless Landlord notifies Tenant of the unavailability of the finish and affords Tenant a period not to exceed five (5) business days to select a finish that is available.

(3)    (a) The term “Cost of Tenant Improvements” as used in this Lease shall mean all costs of completing the Tenant Improvements, including, without limitation: (i) constructing the work pursuant to the Plans, including, without limitation, the cost of all labor (whether performed by third parties or by Landlord’s own force), materials, subcontracts, insurance and other reimbursable expenses, and general conditions, (ii) preparing the Plans, and any other plans required to complete the work and pay for all engineering and architectural fees regarding the design and construction of the project, (iii) any fees in connection with obtaining the necessary permits for the construction of the Tenant Improvements and (iv) an additional sum equal to eight percent (8%) of the Cost of Tenant Improvements included in item (i) of this Section 3(a) as SJP Properties’ construction management fee. The parties acknowledge that the Landlord intends to accomplish the Tenant Improvements by using SJP Properties as the construction manager for the project. Without limitation of the foregoing, the Cost of Tenant Improvements shall not include any markups on construction costs that are paid to SJP Properties other than the eight percent construction management fee.

(b) Any changes requested by Tenant from the work indicated on the Plans shall be performed by Landlord pursuant to a change order executed by Landlord and Tenant.

(c) Tenant shall pay the Additional Cost, if any, incurred hereunder as Additional Rent under the Lease. Upon the determination of the Cost of Tenant Improvements in accordance with Paragraph B(l) hereof, if there is any Additional Cost, Tenant shall pay Landlord on account of Additional Costs as the construction of the Tenant Improvements progresses, within thirty (30) days of receiving an invoice from Landlord, ninety percent (90%) of the Additional Cost Fraction (as defined in Paragraph B(l) hereof) of that portion of the Cost of Tenant Improvements incurred by Landlord as of the date of such invoice. The remaining ten percent (10%) of the Additional Cost shall be paid by Tenant to Landlord within ten (10) days of substantial completion of the Tenant Improvements (other than a reasonable reserve for Punchlist Items as hereafter defined. In no event shall Tenant be entitled to occupy the Premises until all Additional Costs have been paid in full (other than a reasonable reserve in the amount of the cost to complete any Punch List Items) and any Additional Costs for which Tenant has not received an invoice within thirty (30) days before the Commencement Date.

The improvements to be set forth in the Plans (the “Tenant Improvements”), other than any Tenant Installations indicated thereon, constitute all of the improvements to be Substantially Completed by Landlord in order to prepare the Premises for occupancy by Tenant.

B.	Construction

(1) Contractor. Landlord shall cause SJP to bid the work in accordance with this paragraph. Landlord shall keep Tenant fully apprised during the course of the procurement process and Tenant may participate in the process as set forth in this Section B(l). Attached hereto as Schedule B-l is a list of subcontractors who are approved by Landlord and Tenant for the bidding of the work. All subcontracts shall be submitted for bids to a minimum of three (3)

subcontractors selected by Landlord from the list attached hereto in each respective subtrade, except for roof work, alarm system tie-ins, exterior window work, HVAC control tie-in to the base building management system, and fire protection, which shall be performed by Landlord’s base building contractor for such trade. The lowest priced bidder deemed responsible by Landlord and Tenant shall be awarded the bid for each trade. After the bids have been received, they shall be opened by Landlord and Tenant jointly and Landlord shall cause SJP to provide Tenant with a summary of the bids together with its recommendation for the awarding of the bids. Within five (5) business days of receipt of the bid recommendation for any such trade, Tenant shall confirm its approval of such bidder by executing and returning to Landlord approval letters for said award. Based on the executed subcontracts with such selected bidder, Landlord shall determine the Cost of Tenant Improvements, any Additional Cost, and the ratio of the Additional Cost to the Cost of Tenant Improvements (the “Additional Cost Fraction”), and shall submit the same to Tenant. If there is any Additional Cost, it shall be paid in accordance with Section A(3). Tenant shall have the right to verify by its own audit all of the charges comprising the Cost of Tenant Improvements and Landlord agrees to make available all of its books, records, and documents as are required for this purpose by Tenant.

(2) Construction of Tenant Improvements. Landlord shall cause the Tenant Improvements to be completed in a good and workmanlike manner and in conformance with the Plans. Unless specified otherwise and approved by Tenant, all materials installed in the Premises will be new and of first-class quality. Landlord agrees to exercise due diligence in accordance with the Lease in completing the Tenant Improvements.

C.	Tenant Installations

(1) Tenant, at its own cost and expense, shall perform all work related to installation of furniture, moveable furnishings, telephone systems and office equipment (“Tenant Installations”). Landlord agrees that it will use reasonable efforts to coordinate with Tenant the timing for Tenant’s Installations consisting of its telephone and computer wiring. All Tenant Installations that adversely affect the structure of the Building, require any permit from a governmental authority, involve electrical work or adversely affect the Building systems shall require the prior written consent of Landlord. All Tenant Installations shall be accomplished in a good and workmanlike manner so as not to damage the Premises or the Building or the plumbing, electrical line or other utilities and in such a manner so as not to disturb other tenants of Landlord in their ordinary course of business.

(2) In the event that Tenant performs any Tenant Installations pursuant to this Lease, Tenant agrees promptly to notify Landlord in writing of the names of its agents, contractors or subcontractors who are to work in said Premises, and to furnish Landlord with such other information as Landlord may reasonably require. Such agents, contractors and subcontractors must be labor union members in good standing whose affiliation is not inconsistent with the union affiliation of Landlord’s contractors and subcontractors. All work done by Tenant, its agents, contractors, subcontractors or employees shall be scheduled and performed so as not to conflict, interfere with, or delay any work undertaken by Landlord in the Building or Landlord’s completion of the Premises; provided, that if the work is so scheduled, Tenant may commence portions of the Tenant Installations at the appropriate stage of Landlord’s construction of the Tenant Improvements. In the event that Tenant, its agents, contractors, subcontractors or employees do not work in harmony with, or interfere with, labor employed by Landlord, its agents, contractors, subcontractors or employees or in the event any work stoppage, jurisdictional labor dispute or other interference with Landlord, its agents, contractors, subcontractors or employees occurs Landlord shall have the right to require Tenant, upon written demand, to remove or cause the removal forthwith all of Tenant’s agents, contractors and employees from the Premises and Tenant agrees to comply with such demand immediately. Any of Tenant’s Installations or decorations shall be installed solely at Tenant’s risk. Tenant shall be liable to Landlord in the event Tenant, its employees, agents, contractors or subcontractors damage Landlord’s installations, or mechanical equipment, or other property.

(3) Any failure by Tenant to approve any revisions to the Plan within the applicable time periods specified in this Work Agreement and any period by which the time necessary to complete the Tenant Improvements is extended by reason of changes in the Plans requested by Tenant and approved by Landlord, or by the performance of any work by any person, firm or corporation employed or referred by Tenant or by the inability to obtain materials, finishes or installations requested by Tenant which are not available from ordinary trade sources shall constitute Tenant Delay; and the Lease Commencement Date shall be accelerated by the number of days of such Tenant Delay.

D.	Materials and Workmanship

Landlord covenants and agrees that all work performed in connection with the construction of the Premises shall be performed in a good and workmanlike manner and in conformance with the Plans. Landlord will obtain all permits pertaining to such construction as well as the certificate of occupancy for the Premises. Unless specified otherwise and approved by Tenant, all materials installed in the Premises will be new and of first class quality. Landlord agrees to exercise due diligence in completing the Tenant Work.

E.	Repairs and Corrections

Landlord agrees to repair and correct (within 30 days of written notice) any work or materials installed by Landlord or its contractor in the Premises that prove defective as a result of faulty materials, equipment or workmanship and that appear within one (1) year after the Lease Commencement Date provided Tenant shall have given written notice thereof within 365 days from the Lease Commencement Date. Notwithstanding the foregoing, Landlord shall not be responsible to repair or correct any defective work or material installed by Tenant or any contractor other than Landlord’s contractor, or any work or materials that prove defective as a result of any of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients or guests.

F.	Punch List

Once the Tenant Improvements have been substantially completed, a punch list shall be prepared by Landlord and Tenant, the same to identify all items of work yet to be completed (the “Punch List”). Landlord will use commercially reasonable efforts to complete the items on the Punch List within sixty (60) days after the Punch List is completed and agreed to by Landlord and Tenant.

G.	Possession by Tenant

The taking of possession of the Premises by Tenant shall constitute an acknowledgment by Tenant that the Premises are in good condition and that all work and materials provided by Landlord are satisfactory, except as to any defects or incomplete work which were of a nature so that they were not readily apparent for inclusion on the Punch List. It is agreed that Tenant shall deliver the Punch List to Landlord prior to its taking occupancy.

SCHEDULE B-1

LANDLORD’S BIDDERS LIST

Landlord’s Bidder List

Masonry

Speranza Brickwork, Inc.	Bob Pio
15 High Street Post Office Box 394	Mike Schmerbeck
White House Station, New Jersey 08889
908-534-2176

Euro Tech Construction	Michael McMahon
532 West 30th Street, 5th Floor
New York, New York 10001
212-594-74774

Commodore Contracting	Calvin Bridglal
253 Fifth Avenue, 2nd Floor
New York, NY 10016
212-685-9121

Interstate Drywall	Peter DiTommaso
2 Brighton Road, Suite 200
Clifton, New Jersey 07012
973-574-9400

Landlord’s Bidder List

Misc. Iron & Metals

Papp Iron Works, Inc.	Allan Papp
950 South 2nd Street
Plainfield, New Jersey 07063 908-731-1000

Fort Lee Iron Works	Gerry O’Rourke
Post Office Box 426
Wyckoff, New Jersey 07481
201-337-7825

Koenig Ironworks	Barry Leistner
8-14 37th Avenue
Long Island City, New York 11101
718-433-0900

North Eastern Fabricators	John Fisher
1759 West Farms Road
Bronx, New York 10460
718-542-0450

Piermont Iron Works Inc.	David Funican
41 Rizzolo Road
Kearny, New Jersey 07032
201-246-4630

Summit Industries Corp.	Jesse Monzo
21 Poplar Street
East Rutherford, New Jersey 07073
800-458-5047

Van Varick, Inc.	Pat
530 South Main Street
Bangor, Pennsylvania 18013
610-588-9997

Pravco Steel	Bill Baker
245 Wescott Drive
Rahway, New Jersey 07065
732-388-0800

Burgess Steel
200 West Forest Avenue
Englewood, New Jersey 07631
201-871-3500 212-563-6000

Landlord’s Bidder List

Ornamental Metals & Glass

City Glass	Bob Trainor
282 Broadway
Post Office Box 178
Bayonne, New Jersey 07002
201-436-8400

Egan Architectural Metal and Glass	Paul Egan President
906 Nepperhan Avenue
Yonkers, New York 10170
914-423-4800

Union County Plate Glass Co.	Joe Komoroski
1050 Elizabeth Avenue
Elizabeth, New Jersey 07201
908-354-0380 joseph@ucpglass.com

Josloff Glass	Ian Josloff
169 Meeker Avenue
Newark, New Jersey 07114
973-622-2200

JDG Door	John Gentile
679 McDonald Avenue
Brooklyn, New York 11218
718-435-6505

Summit Industries Corp.	Jesse Monzo
333 Sixteenth Street
Carlstadt, New Jersey 07072
201-460-8888 jmonzo@sumrnit-ind.com

Kosson Glass	Bob Stracher
285 Howe Avenue
Passaic, New Jersey 07055
973-777-1138

United Metal & Glass	James Gardner
9-17 Western Avenue
Jersey City, New Jersey 07307
201-386-1901 jim-united@verizon.net

Landlord’s Bidder List

Finish Carpentry

Nordic Interiors	Lloyd Jacobsen
56-01 Maspeth Avenue
Maspeth, New York 11378
718-456-7000 jiacobsen@nordicinterior.com

Custom Wood Furniture, Inc.	John Kweselait
37 East Clinton Street
Newton, New Jersey 07860
973-579-4880 jkk@customwoodfurnitureinc.com

North Star Millwork	Pat DeRiggi
355 Eisenhower Parkway, Suite 206
Livingston, New Jersey
973-994-5155

Metropolitan NJS Woodwork	Dennis Drew
601 Lehigh Avenue
Union, New Jersey 07083
908-687-8443

General Office Environments Co.	Ted Grillo
18 Railroad Avenue
Rochelle Park, New Jersey 07662
201-845-0010

Creative Innovations, Inc.	Joseph Batavia
20-21 Wagaraw Road, Building #39A
Fair Lawn, New Jersey 07410
973-636-9060

CDD Millwork	Bernie
120 Kemper Lane	Gordon
Norwich, New York 13815
607-336-7353

Corporate Woodworking	David Payne
Post Office Box 10362 87
Fairfield Road
Fairfield, New Jersey 07004
973-227-2211

Landlord’s Bidder List

Drywall/Acoustics/Finished Hardware/Hollow Metal

Anderson Interior Contracting	John Anderson
PO Box 10362
386 Passaic Avenue
Fairfield New Jersey 07084
973-244-1900

Benchmark Acoustics, Inc.	Hank Visco
3 Brookside Avenue, Suite 101
New Brunswick, New Jersey 08901
732-249-5556 hank@benchmarkacoustics.com

B.J. McGlone & Co., Inc.	Gerry McCarthy
40 Brunswick Avenue
Edison, New Jersey 08818
732-287-8600 bjmpostmgr@monmouth.com

Jacobson & Company	Ted Birkenhauer
1079 East Grand Street
Post Office Box 511
Elizabeth, New Jersey 07207 908-355-5200
Ed.b@jacobsoncompany.com

Techno Acoustics, Inc.	Bill Fox
42-20 55th Avenue
Maspeth, New York 11378
718-784-3730 billfix@technoacoustics.com

Component Assembly Systems, Inc.	Bob Scamorza
3 Corbett Way
Eatontown, New Jersey 07724
732-460-1081

Landlord’s Bidder List

Tile/Marble

Artisan Stone Flooring	Paul Vigna, President
468 Elizabeth Avenue
Somerset, New Jersey 08873
732 764-6700

Titan Stone & Marble	Jeff Farina
70 Supor Boulevard, Building C
Harrison, New Jersey 07029-1912
973-484-3000

Port Morris Marble & Tile	Vincent De Lazzero
1285 Oak Point Avenue
Bronx, New York 10474
718-378-6100

Del Turco Bros.	Bruce Del Turco
25 Verona Avenue
Newark, New Jersey 07104
973-483-5770

Joseph Curvino, Inc.	Joe Curvino
431 Center Street
Fort Lee, New Jersey 07024
201-944-9262

Wilkstone	Blaise Ferrara
128 19th Avenue
Paterson, New Jersey 07513
973-684-5100

Fromkin Brothers	John Talerico
125 Clearview Road
Edison, New Jersey 08837
732-225-5300

Landlord’s Bidder List

Carpet/Resilient Floors

Floor Com	Ron Werner
80 N. Dell Avenue, Suite 9
Kenvil, New Jersey 07847
973-598-1333 rwerner@floorcominc.com

Jerson Diaz, President
429 Casanova Street
Bronx, New York 10474
718-292-2245

Re:Source New Jersey	Peter DiBenedetto
66 Ford Road, Suite 141
Denville, New Jersey 08876
972-625-0715 pdebenedetto@resourcenj.com

General Office Environments	Ted Grillo
18 Railroad Avenue
Rochelle Park, New Jersey 07662
201-845-0010

From kin Brothers	John Talerico
125 Clearview Road
Edison, New Jersey 08837
732-225-5300 jtalerica@frornkinbrothers.com

Architectural Flooring	Jake Edelson
151 West 28th Street
New York, New York 10001
212-290-0200

Landlord’s Bidder List

Raised Computer Floors

ARI Products	Joe Carroll
One Madison Street
East Rutherford, New Jersey 07073
973-773-2777

CFI - Computer Floors, Inc.	Scott Hermans
19 Richmond Street
Clifton, New Jersey 07011
973-340-3666

Raised Computer Floors	Robert Holmquist
280 N. Midland Avenue, Building V
Saddle Brook, New Jersey 07663
201-703-8150

Landlord’s Bidder List

Wood Flooring

Landlord’s Bidder List

Painting/Wallcovering

Braun & Chamberlin	Paul Mikalsen
26 Glenwood Avenue
Orange, New Jersey 07050
973-647-2000 pmikalsen@braunandchamberlin.com

Drucks Incorporated	Brian Drucks
40 South Jefferson Road
Whippany, New Jersey 07981
973-599-0599

Fromkin Brothers	John Talerico
125 Clearview Road
Edison, New Jersey 08837
732-225-5300 jtalerica@fromkinbrothers.com

Zack Painting Company	David Zack
900 King Georges Road
Post Office Box 170
Fords, New Jersey 08863
732-738-7900

Premier Painting	Jim Corrado
1385 Highway 35, Suite 325
Middletown, New Jersey 07748
732-888-4414

Antovel Gelberg	Louie Galea
21-52 45lh Avenue
Long island City, New York 11101-4793
718-937-3520

FraMac Service	Frank Mackinson
Post Office Box 429
670 North Meadow Drive
Bound Brook, New Jersey 08805
732-589-4801 frank@framac1.com

Landlord’s Bidder List

Fire Protection

Castle Fire Protection	Ron Pilchman
317 Richard Mine Road, Building 3
Wharton, New Jersey 07885
973-328-2710 pilchman@casltefire.com

Higgins Fire Protection	Darrell McGee
1120 Central Avenue
Hillside, New Jersey 07205
908-352-3487
Darrell@higginsfire.com

Cerullo Fire Protection Co. Inc.	Chris Cerullo
901 New Brunswick Avenue
Rahway, New Jersey 07065
732-388-1949 christooherc@cerullofire.com

East Coast Fire Protection	Tom Bertolatti
Post Office Box 493
Whitehouse, New Jersey 08888
908-537-7380

Fire Protection Industries, Inc.	Brian Johnstone
12 Orben Drive
Landing, New Jersey 07850-1806
973-770-9090 bjohnstone.fpi@verizon.net

Landlord’s Bidder List

Plumbing

W.J. Post, Inc.	Bill Post
10 Post Lane
Riverdale, New Jersey 07457
973-616-9200

Binsky & Snyder Mechanical Contractors	Tom Powers
281 Centennial Avenue
Piscataway, New Jersey 08855
732-885-0700

Westenberger Mechanical	Rick Westenberger
302 Boonton Avenue
Boonton, New Jersey 07005
973-334-3480

Davidson & Howard	Jim Davidson
5 Industrial Road
Fairfield, New Jersey 07004
973-882-8190

William J. Guarini, Inc.	Peter Csontos
Post Office Box 17364
506 Palisade Avenue
Jersey City, New Jersey 07307
201-656-1530

Armistead Mechanical, Inc.	Kevin Armistead
39 Siding Place
Mahwah, New Jersey 07430
201-447-6740

The Frank McBride Company, Inc.	Bob Falkenstern
214 Fernwood Avenue
Edison, New Jersey 08837
732-512-0270

Little Mechanical	Greg Turchiano
9 Matthew Drive
Wantage, New Jersey 07461
973-875-3276

Landlord’s Bidder List

HVAC- Ductwork

Bonland Industries	Andy Boniface
50 Newark-Pompton Turnpike
Wayne, New Jersey 07470
201-694-3211 ajboniface@bonlandhvac.com

Independent Sheet Metal	Ed Rebenack
50 Fifth Avenue
Hawthorne, New Jersey 07506
201-423-1150 edward.rebenack@indsm.com

Abco Sheet Metal	Rich Minieri
255 Randolph Street
Brooklyn, New York 11237

Center Sheet Metal, Inc.
1371 East Bay Avenue
Bronx, New York 10474
718-893-6700

W.J. Post, Inc.	Bill Post
191 Hamburg Turnpike
Pompton Lakes, New Jersey 07442
973-616-9200

Mechanical Degrees	Ray Negele
1071 Valley Road
Stirling, New Jersey 07980
908-647-6344

BenMar	David Stockel
65 Clifton Boulevard
Post Office Box 445
Clifton, New Jersey
07015 973-473-5500

Alliance Industries	Jason Williams
504 Edwards Drive
Highland Lakes, New Jersey 07422
973-446-0755

HVAC Mechanical	Herb Klaar
1703 New York Avenue
Union City, New Jersey 07087
201-422-0211

SMS Mechanical	Robert Bittel
220 Lincoln Boulevard
Middlesex, New Jersey 08846
732-560-0600

Little Mechanical	Greg Turchiano
28 Bowling Green Parkway
Jefferson, New Jersey 07849
973-449-1783 gregt@littlemechanical.com

Landlord’s Bidder List

Electrical/Tel-Data Cabling

Scholes Electric & Communications	Tom Demcsak
1021 Centennial Avenue
Piscataway, New Jersey 08854
732-562-1900 tdemscak@scholesonline.com

Unity Electric Co.	Michael Scarpelli
1 Madison Street, Building B
East Rutherford, New Jersey 07073
973-470-5700

Linear Electric Co. Inc.	Tom Foley
428 Route 46
Rockaway, New Jersey 07866

Star-Lo Electric	Joe Stark
32 S. Jefferson Road
Whippany, New Jersey 07981
973-515-0500 jstark@star-lo.com

Nead Electric	Robert Marziotto
175 Broad Street
Carlstadt, New Jersey 07072
201-460-5272 rimarziotto@neadelectric.com

Century Electric	John Storey
17 Saddle Road
Cedar Knolls, New Jersey 07927
973-889-5400

Allan Briteway Electrical Contractors	Robert Eccles
130 Algonquin Parkway
Whippany, New Jersey 07981
973-781-0022 reccles@allanbritewav.com

Landlord’s Bidder List

HVAC- Piping

Binsky & Snyder Mechanical Contractors	Tom Powers
281 Centennial Avenue
Piscataway, New Jersey 08855
732-885-0700

W.J. Post, Inc.	Bill Post
191 Hamburg Turnpike
Pompton Lakes, New Jersey 07442
973-616-9200

Bonland Industries	Andy Boniface
50 Newark-Pompton Turnpike
Wayne, New Jersey 07470
201-694-3211

Independent Sheet Metal	Ed Rebenack
50 Fifth Avenue
Hawthorne, New Jersey 07506
201-423-1150

Landlord’s Bidder List

HVAC- Controls

Siemens Building Technologies, Inc.	Paul Parisi
19 Chapin Road, Building B-200
Post Office Box 704
Pine Brook, New Jersey 07058
973-396-4153

Energy Options, Inc.	Jeff Calenda
256 Campus Drive
Edison, New Jersey 08837
732-512-9100

Landlord’s Bidder List

Demolition

Patriot Contracting Corp.	Tom Florio
19-21 Brook Street
Jersey City, New Jersey 07302
201-413-9800
Patriot1@aol.com

Rite-Way Internal Removal, Inc.	Leroy Barroca
64-05 34th Avenue Woodside, New York 11377
718-458-8900

Fortune Demolition	Will Talpalmadessa
1034 Hudson Avenue Ridgefield, New Jersey 07657
201-865-4404

Liberty Contracting Corp.	George Fotiadis, Jr.
25-31 94th Street
N. Bergen, New Jersey 07047
201-868-7500

Marathon Contracting Corp.	Dominic Arcuri
38 Meadowlands Parkway, 2nd Floor
Secaucus, New Jersey 07094
201-348-0900 domarcuri@vahoo.com

Nacirema	Tony Cassano
211-217 West 5th Street
Post Office Box 183
Bayonne, New Jersey 07002
201-823-3300 tcassano@naciremaarouD.com

Landlord’s Bidder List

Sitework

D’Annunzio & Sons, Inc.	Rick Manning
136 Central Avenue
Clark, New Jersey 07066
732-574-1300

Carson Roberts	John Roberts
163 Spring Street English Building
Post Office Box 870
Newton, New Jersey 07860
973-579-4100

Mountain View Construction	Eric Metzler
516 Route 513
Post Office Box 395
Califon, New Jersey 07830 908-832-9002

Vollers Excavating	David Wintermute
3311 Route 22
Somerville, New Jersey 08876
908-725-1026

Ferreira Construction Co., Inc.	Nelson Ferreira
31 Tannery Road
Branchburg, New Jersey 08876
908-534-8655

Onorati Construction Inc.	Tom Carvagno
19 Elcock Avenue
Boonton Township, New Jersey 07005
973-334-0210

Landlord’s Bidder List

Landscaping

Forcellati Brothers	Maggie Matro
691 Rivervale Road	Nick Forcellati
River Vale, New Jersey 07675

Park Settings	Craig MacRae
400 Interpace Parkway
Parsippany, New Jersey 07045
973-794-2209

Ascape	John Pecoraro
Post Office Box 679
New City, New York 10956
845-353-6500

Landlord’s Bidder List

Concrete

Industrial Concrete Construction of NJ	Larry
35 Ewing Avenue
North Arlington, New Jersey 07031
201-997-9100

DiGirolamo Construction Co.	Henry DiGirolamo
171 Ridgedale Avenue
Florham Park, New Jersey 07932
973-443-0414

Valerian Masonry	James Valerian
8 Farmstead Road
Denville, New Jersey 07834
973-586-9165

Eurotech Construction Corp.	Michael McMahon
532 West 30th Street, 5th Floor
New York, New York 10001
212-594-7474

Commodore Construction Group	Calvin Bridglai
253 Fifth Avenue, 2nd Floor
New York, New York 10016
212-685-9121

Landlord’s Bidder List

Structural Steel

Formit Steel	Rad Massey
775 Lombard Road
Post Office Box 285
Red Lion, Pennsylvania 17356
717-244-4561

Crystal Steel	Ray
9317 Old Racetrack Road
Delmar, Delaware 19940
302-846-0613

Landlord’s Bidder List

Roofing

Chris Anderson Roofing	Nabil Elmachtoub
575 Sayre Avenue
Perth Amboy, New Jersey 08861
732-826-1250

Fania Roofing	Dirk Welsh
Post Office Box 1009
271 East Blackwell Street
Dover, New Jersey 07801
973-361-9151

E. R. Barrett, Inc.	Malcolm Barrett
110 Paris Street
Newark, New Jersey 07105
973-344-1946

Landlord’s Bidder List

Caulking

Grandview	Hank
197 Lodi Street
Hackensack, New Jersey 07601
201-487-1613

Landlord’s Bidder List

Doors and Hardware

Door & Hardware Supply	Bob Z.
205 Herbert Street
Post Office Box 191
Perth Amboy, New Jersey 08862
732-826-6666

Kelly Brothers - CT	Ken Whitney
140 Water Street
Norwalk, Connecticut 06854
203-866-8200

Maplewood Building Spec.	George Daneke
333-335 Boyden Avenue
Maplewood, New Jersey 07040
973-761-5700

Long Island Fireproof Door	David Kanner
5 Harbor Park Drive
Port Washington, New York 11050
516-390-6881 dkanner@lifi.net

Access Locksmiths Inc.	David Hickson
18 Raritan Avenue
Raritan, New Jersey 08869
dhickson@accesslock.org

Intex Commercial Door Systems	John Czarecki
1248 Sussex Turnpike Building A - Unit 2
Randolph, New Jersey 07869 973-895-8781 iczarecki@intexdoor.com

Landlord’s Bidder List

EIFS

Northeast Stucco Systems	Diane Urbanski
140 Smith Street
Keasbey, New Jersey 08832
732-661-0092

Landlord’s Bidder List

Signage

Advanced Signs, Inc.	Scott Gardener
3680 Route 94, Unit 2
Hamburg, New Jersey 07419
973-764-7000

Stewart Signs	Bill Stewart
1 Apollo Drive
Whippany, New Jersey 07981
973-515-0624

Landlord’s Bidder List

Toilet Accessories

T racorp	Rich Robertson
601 Lakeside Drive
Southampton, Pennsylvania 18966
215-364-7655

A. Liss and Co.	Rich Schnell
32-15 58th Street
Woodside, New York 11377-2025
718-728-0600

Dolan & Tray nor, Inc.	Amy Spalt
32 Riverview Drive	Bob Bailey
Post Office Box 487
Wayne, New Jersey 07474

Benco, Inc.	Paul Pyonin
16 Chapin Road, Suite 905
Pine Brook, New Jersey 07058
973-575-4440

EXHIBIT C

RULES AND REGULATIONS

1.	OBSTRUCTION OF PASSAGEWAYS: The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors and public parts of the Complex and the Buildings shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress.

2.	PROJECTIONS FROM BUILDING: No equipment or other fixtures shall be attached to any part of the outside walls or the window sills of the Building or otherwise affixed so as to project from the Building, without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed.

3.	SIGNS: Except as expressly permitted under the Lease, no sign, advertisement or lettering shall be affixed by Tenant to any part of the outside of the Premises, or any part of the inside of the Premises so as to be clearly visible from the outside of the Premises, without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed, it being understood that Tenant shall be entitled to be listed on any directory located in the lobby and shall be entitled to provide the identification signage shown in the Plans.

4.	WINDOWS: Windows in the Premises shall not be covered or obstructed by Tenant. No bottles, parcels or other articles shall be placed on the window sills, in the halls or in any other part of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, nor shall the same be visible from the exterior of the Building without the prior written consent of Landlord. Such curtains, blinds and shades must be of a quality, type, design and color, and attached in a manner approved by Landlord. All blinds shall be shut at the end of Business Hours or as may otherwise be required to comply with local laws, ordinances, resolutions and regulations dealing with lighting.

5.	ENTRANCE DOORS: Building entrance doors and all tenant entrance doors from public corridors shall be kept closed at all times except for ingress and egress.

6.	INTERFERENCE WITH OCCUPANTS: Tenants, their employees or others shall not make or commit any unreasonable noises or disturbances of any kind in the Building, nor smoke in the elevators, mark or defile the elevators, water closets, toilet rooms or the walls, windows, doors or any other part of the Complex, nor interfere in any way with other tenants or those having business in the Complex. Tenant and their employees will comply with the State of New Jersey’s law regarding smoking in public places and will only smoke in designated areas. Tenant shall not: conduct, or permit any other person to conduct, any auction upon the Premises; manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except for the storage of usual office supplies and office inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such unreasonably loud manner as to disturb or annoy other Tenants; permit any unusual odors to be emitted from upon the Premises. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

7.	LOCKS, KEYS: No additional locks or bolts of any kind shall be placed on any of the doors by Tenant except with Landlord’s prior written consent which consent shall not be unreasonably withheld or delayed. Tenant shall, on the termination of Tenant’s tenancy, deliver to Landlord, all keys to any space within the Building, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys furnished, Tenant shall pay to Landlord the actual cost thereof. Tenant shall make sure that the doors to the entrance to the Premises are securely locked every day before leaving the Building.

8.	MOVEMENT OF FURNITURE, FREIGHT OR BULKY MATTER: The following rules pertain to moving furniture, equipment and supplies in and out of the Complex. Any movers selected by Tenant that do not adhere to the following rules will not be allowed to enter the Premises or will be required to discontinue the move. The delivery of materials and other supplies to Tenants in the Complex will be permitted only under the reasonable supervision of Landlord.

a)	Clean masonite sections will be used as runners on all finished floor areas where heavy furniture or equipment is being moved with wheel or skid type dollies. The masonite must be at least one fourth inch thick, 4’ x 8’ wide sheets in elevator lobbies and corridors and 32” wide sheets through doors in the Building. All sections of masonite must be taped to prohibit sliding.

b)	Tenant must cause its mover to provide and install protective coverings on all walls, door facings, elevator cabs and other areas along the route to be followed during the move. These areas will be inspected for damage after the move.

c)	Any damage to the Complex caused by the move will be repaired or paid for by Tenant.

d)	Except in connection with the initial move-in, move-ins of large quantities of furniture, equipment or supplies must be accomplished during non-business hours. Tenant shall pay for additional costs incurred by Landlord for elevator operators, security guards, and maintenance personnel, and for other expenses occasioned by such activity of Tenant if such activity occurs during non-business hours.

e)	Tenant must cause its moving company to make arrangements with the Property Management Office for use of the elevator for each move which office shall cooperate with Tenant. A firm arrival time will be established. Except in connection with the initial move-in and move out, if management supervision is required (as reasonably determined by Property Management) a $25.00 per hour, per person fee will be charged to Tenant.

f)	The moving company will be required to remove all boxes, trash, etc. when leaving the Building. Any materials left behind will be disposed of and charges for this disposal will be sent to the moving company but will be the responsibility of Tenant.

g)	There shall not be used in the Premises or in the Building either by Tenant or by others in the delivery or receipt of merchandise, supplies or equipment, any hand trucks except those equipped with rubber tires and side guards.

h)	The moving company must carry insurance including, but not to be less than the following:

(i)	Worker’s compensation in statutory limit for the State of New Jersey, with employees liability limit of $100,000 bodily injury, personal injury and property damage liability insurance in comprehensive general liability form and certificate evidencing same shall be furnished to Landlord before moving any items into the Building. In addition, the moving company must agree to protect, indemnify and save Landlord harmless from and against all claims, demands and causes of action of every kind in character arising in favor of the moving company’s employees, Landlord’s employees or other third parties on account of bodily injury, personal injury, death or damage to property in any way resulting from willful or negligent acts or omissions of the moving company, its agents, employees, representatives or sub-contractors. The moving company shall be responsible for all damages and losses sustained by them to their tools and equipment utilized in the performance of all work thereunder.

(ii)	Comprehensive general liability insurance policy shall include coverage for hazards of Premises, operation, elevators, products and completed operations and including personal injury coverage part and contractual liability coverage part designating the assumptions of liability under performance of the act of moving. Such insurance shall be in limits no less than $1,000,000 per person bodily injury; $1,000,000 per occurrence for aggregate or property damage. Property damage insurance shall be in broad form, including completed operations.

(iii)	The limits set forth above are minimum. If greater limits are carried, they will apply to movements.

(iv)	Each moving company moving supplies, furniture, and/or equipment through this Building shall secure and present to the Property Management Office a certificate reflecting these coverages twenty four (24) hours before the move takes place.

9.	SAFES AND OTHER HEAVY EQUIPMENT: Landlord reserves the right to reasonably prescribe the weight and position of all safes and other heavy equipment so as to distribute properly the weight thereof and to prevent any unsafe condition from arising. Business machines and other equipment shall be placed and maintained by Tenant at Tenant’s reasonable expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent unreasonable vibration, noise and annoyance.

10.	NON-OBSERVANCE OR VIOLATION OF RULES BY OTHER TENANTS: Landlord shall not be responsible to Tenant for the non-observance or violation of any of these rules and regulations by any other tenants; provided, however, that Landlord shall enforce all rules in a uniform and non-discriminatory manner with respect to Tenant.

11.	AFTER-HOUR USE: Landlord reserves the right to exclude during other than Business Hours all persons who are not authorized in advance by Tenant to enter the Building on their behalf. Landlord shall in no case be liable in any manner for the admission or exclusion of any person from the Building.

12.	PLUMBING FACILITIES USE: Tenant shall not use the Building’s toilet rooms, water closets, sinks and other water and plumbing facilities for any purpose other than that for which they were constructed and will not permit any foreign substance of any kind to be thrown therein, and the reasonable expense of repairing any breakage, stoppage, seepage or damage, no matter where occurring, resulting from a violation of this provision by Tenant or Tenant’s servants, employees, agents, invitees or licensees shall be borne by Tenant.

13.	VEHICLES: All tenants shall park in the appropriate reserved or unreserved spaces in the Building parking lot. No bicycles, mopeds, motorcycles or other vehicles of any kind shall be brought into or kept in, on or about the Premises, or Complex, except in those locations specifically designated by Landlord for same. No automobiles, trucks or service vehicles or person working, or making deliveries or pickups in the Building shall park in any manner that encroaches on Building sidewalks or in any way obstructs Building entrances or fire lanes.

14.

PARKING: Tenant shall have the non-exclusive right to use, in common with Landlord and other tenants of the Complex and their employees and invitees, the number of parking spaces allocated to Tenant as non-exclusive parking spaces pursuant to Section 1.2 of the Lease in the parking areas specified in Section 1.2 of the Lease and provided by Landlord for the parking of passenger automobiles, other than parking spaces specifically allocated to others by Landlord. Landlord may issue parking permits, install a gate system, and impose any other system as Landlord reasonably deems necessary for the use of the parking areas of the Complex. Tenant agrees that it and its employees and invitees shall not park their automobiles in parking spaces allocated to others by Landlord and shall comply with such rules and regulations for use of the parking areas as Landlord may from time to time prescribe. Landlord shall not be responsible for any damage to or theft of any vehicle (unless stolen by Landlord’s own employees) in the parking areas and shall not be required to keep parking spaces clear of unauthorized vehicles or to otherwise supervise the use of the parking areas. Tenant agrees that Landlord may, but is not obligated to, tow at Tenant’s expense any vehicles of Tenant, its employees, visitors, or licensees which violate the rules and regulations and provisions of the Lease with respect to parking. Landlord reserves the right to change any existing or future parking areas, roads or driveways, and may make any repairs or alterations it deems necessary to the parking areas, roads and driveways and to temporarily revoke or modify the parking rights granted to Tenant hereunder provided that adequate alternate parking is provided during the course of such repair or alteration.

15.	ANIMALS, SLEEPING AND COOKING: No animal of any kind (other than for seeing eye dogs used by the visually impaired) shall be brought into, kept in, on or about the Premises or Complex. The Premises shall not be used for lodging or sleeping purposes, and cooking therein is prohibited, except for microwave, hot plate, or toaster oven cooking and a warming oven (provided that the specifications for such warming oven shall be subject to the reasonable approval of Landlord). Tenant shall not be permitted to go upon the roof of any of the Buildings without the prior written consent of Landlord.

16.	CLEANING CONTRACTING: In order to insure that the Premises are kept in a state of cleanliness compatible with the character of the Building as a first class office building, Tenant shall permit Landlord’s agents, employees and contractors to clean the Premises. Tenant shall not employ any person or persons for the purpose of cleaning the Premises without the prior written consent of Landlord. No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, Venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building without the prior written consent of Landlord.

17.	HEATING AND COOLING: Tenant shall not inhibit the heating or cooling system. Storage or placement of furniture in front of base board radiators is prohibited. Tenant shall not inhibit the flow of air by taping diffusers nor shall any Tenant use any other method of heating than that provided by Landlord; without the prior written consent of Landlord.

18.	ELECTRIC WIRING: If Tenant desires to introduce signaling, telegraphic, telephonic or other wires and instruments, Landlord, if approving same, will direct the electricians as to where and how the same are to be placed, and, without such approval (which shall not be unreasonably withheld or delayed) and direction, no placing, boring or cutting for wires will be permitted. Landlord retains in all cases the reasonable right to require the placing and using of such electrical protecting devices to prevent the transmission of excessive currents of electricity into or through the Building, to require the changing of wires and of their placing and arrangement underground or otherwise as Landlord may reasonably direct, and further to require compliance on the part of all using or seeking access to such wires with such rules as Landlord may reasonably establish relating thereto; and, in the event of noncompliance with the directions, requirements or rules by Tenant, or by those furnishing service to or using such wires, or by others, Landlord shall have the right to immediately prevent the use of such wires. Wires used by Tenant must be clearly tagged at the distributing boards and junction boxes, and elsewhere in the Building with the number of the office to which said wires lead and the purpose for which said wires respectively are used, together with the name of the company operating same.

EXHIBIT D

CLEANING SCHEDULE

Daily: (five nights per week, unless otherwise indicated below)

1.	Empty all waste receptacles, removing waste to a designated central location and properly store for disposal.

2.	Empty and wet wipe all ash trays.

3.	Dust office furniture, window sills and all other surfaces up to 84” high.

4.	Clean all cigarette urns.

5.	Clean and sanitize all water fountains and coolers.

6.	Clean entry door glass and wipe metal trim.

7.	Remove finger marks from woodwork, walls and partitions on a rotation basis.

8.	Leave on designated night lights, secure doors and windows.

9.	Maintain janitor’s closets and clean related equipment.

10.	Brush and/or vacuum all common area upholstered furniture.

11.	Clean elevators nightly.

12.	Clean entrance sidelights and transoms once per month.

13.	High dust partitions, pipes, vents and moldings once per month.

14.	Dust all Venetian blinds four times per year.

15.	Dust all wood paneling four times per year.

16.	Vacuum all draperies and curtains once per year.

17.	Strip, clean, refinish and machine polish common area floors once per year.

18.	Wash interior and exterior perimeter windows once per year.

“Common Area” Lavatories: (five nights per week unless otherwise stated below)

19.	All lavatory rooms to be swept and washed nightly with a disinfectant.

20.	All mirrors, shelves, bright work and enameled surfaces in lavatories to be washed and polished.

21.	All basins, bowls and urinals to be scour-washed and disinfected.

22.	All toilet seats to be scour-washed and disinfected.

23.	All partitions, tile walls, dispensers and receptacles to be hand-dusted and washed when necessary, but at least once per week.

24.	Service lavatory dispensers from Landlord’s stock. Landlord will furnish all paper towels, soap, toilet tissue and plastic bags.

25.	All wall tile and stall surfaces to be washed and polished as often as necessary, but at least once per week.

Floor Care: (five nights per week)

26.	Sweep and/or dust mop (non-carpeted) areas.

27.	Wet mop all traffic lanes, where spillage has occurred.

28.	Vacuum all carpeted areas.

29.	Spray buff entry vestibule.

30.	Spray buff all public tile hallways and corridors.

The following services within the Premises are to be performed at the request of Tenant, at extra cost to Tenant.

31.	Vacuum, spot clean or upholstery clean Tenant’s furniture.

32.	Cleaning of Tenant’s drapery.

33.	Cleaning of Tenant’ s office paneling.

34.	Cleaning of Tenant’s ceiling.

35.	Cleaning and maintenance of Tenant’s carpeting beyond normal vacuuming.

36.	Strip seal and waxing of Tenant’s floors.

37.	Spray buffing of Tenant’s floors.

38.	Cleaning floor and wall coverings which require special treatment.

39.	Cleaning kitchen areas of Tenant.

40.	Cleaning of Tenant’s private bathrooms and/or showers.

EXHIBIT E

ESTOPPEL CERTIFICATE

Re:	Agreement of Lease dated as of , 200 (hereinafter referred to as the “Lease”), executed by and between , as landlord (hereinafter referred to as the “Landlord”), and , as tenant (hereinafter referred to as the “Tenant”) for leasing of a portion of the real property known as “ ” and located at Lot , Block on the Tax Map of the of , County of and State of New Jersey (hereinafter referred to as the “Premises”).

Ladies/Gentlemen:

With the understanding that (hereinafter referred to as the “Lender”) will rely upon the Tenant’s agreements and representations made in this Tenant Estoppel Letter in extending certain financial accommodations to the Landlord, the Tenant hereby certifies, as of the date hereof, as follows:

1.	The copy of the Lease attached hereto as Exhibit “A” is a true, correct and complete copy of the Lease, and there has been no assignment, amendment, modification, extension, renewal or supplement thereto of any kind or nature except to the extent specified above.

2.	The Lease represents the entire agreement between the Tenant and the Landlord with respect to the leasing of the Premises, including, but not limited to, all understandings and agreements relating to the construction or installation of any leasehold improvements by the Landlord, and to the conditions precedent to the occupancy of the Premises by the Tenant. All work/tenant fit-up, if any, required under the Lease has been completed and approved by the Tenant.

3.	The Lease is presently in full force and effect and is a valid, binding and enforceable obligation of the Tenant.

4.	The Tenant has [not] entered into possession and occupancy of the Premises under the Lease.

5.	The commencement date is provided in the Lease.

6.	The term of the Lease will expire as set forth in the Lease. The Tenant has no special right to terminate, renew or extend the term of the Lease and has no expansion rights under the Lease, nor any option or preferential right to purchase all or any part of the property of which the Premises is a part, except if set forth in the Lease.

7.

There are no uncured defaults by the Landlord or the Tenant under the Lease or any of the related agreements described above, and the Tenant knows of no event or condition which with the passage of time or notice or both, would constitute a default by the

Landlord or the Tenant under the Lease or any of the related agreements described above. There are no existing defenses or offsets which the Tenant has against its obligations to pay the rent or other charges due and owing under the Lease or against the enforcement of the Lease by the Landlord or the Tenant.

8.	The Tenant is obligated to pay rent as set forth in the Lease. No rent under the Lease has been or will be paid more than thirty (30) days in advance of its due date.

9.	The Landlord has not, as an inducement, assumed any of the Tenant’s obligations under any lease for property other than the Premises and has made no agreements with the Tenant covering free rent, partial rent, rebate of rental payments or any other type of rental concession with respect to the Premises, except as expressly provided in the Lease.

10.	The Tenant is not the subject of any pending bankruptcy, insolvency, debtor’s relief, reorganization, receivership, or similar proceedings, nor the subject of a ruling with respect to any of the foregoing.

11.	The Tenant has not received, nor been informed of, the issuance of, any notice from any governmental authority, agency or body of a violation of the zoning, safety, fire, health or other ordinances affecting the Premises or its occupancy and use. The Premises shall be used by the Tenant in accordance with all applicable federal, state and local laws, regulations and ordinances.

12.	In the event of any act or omission of the Landlord which would give the Tenant the right, immediately or after lapse of a period of time, to cancel or terminate the Lease, or to claim a partial or total eviction or to exercise any other remedy, the Tenant shall not exercise such right (i) until the Tenant has given written notice of such act or omission to the Lender and (ii) unless such act or omission shall be one which is not capable of being remedied by the Landlord or the Lender within a reasonable period of time, until a reasonable period of remedying such act or omission shall have elapsed following the giving of such notice (which reasonable period shall be in no event less than the period to which the Landlord would be entitled under the Lease or otherwise, after similar notice, to effect such remedy), provided the Lender shall with due diligence give the Tenant written notice of intention to, and shall commence and continue to remedy such act or omission.

13.	The Tenant has not assigned, mortgaged, licensed or pledged all or any part of its leasehold interest and estate under the Lease. The Tenant has not sublet all or any part of the Premises and possesses the full and unrestricted right and power to provide this Tenant Estoppel Letter and to make the representations, certifications and covenants contained herein, free and clear of all liens, encumbrances, security interests, equities, claims, restrictions or agreements.

14.	Intending to be legally bound, the Tenant hereby consents and agrees to the following:

(i)	The Tenant acknowledges and consents to the Landlord’s assignment to the Lender of the Landlord’s interest under the Lease and the rents to be paid thereunder.

(ii)	Without first obtaining the Lender’s prior express written consent, the Tenant shall not amend, modify, or supplement the Lease. Further, the Tenant shall not seek to terminate the Lease by reason of any act or omission of the Landlord, unless and until the Tenant shall first have provided to the Lender written notice of such act or omission and a reasonable period of time following the giving of such notice during which the Lender shall have the right, but not the obligation, to remedy such act or omission.

(iii)	The Tenant agrees to send to the Lender copies of all notices of a material nature given by the Tenant to the Landlord pursuant to the Lease, including, without limitation, all notices of default.

(iv)	Upon receipt of written notice from the Lender directing that all rents coming due under the Lease are to be paid directly to the Lender, the Tenant agrees to comply with the Lender’s directions and, if the Lender so requests, the Tenant agrees to recognize the Lender as its landlord under the Lease.

(v)	All notices or communications to be given by the Tenant to the Lender shall be forwarded to the Lender at the following address (or such other address as the Lender may hereafter specify in writing):

Attn.:

(vi)	All notices to be given to the Tenant shall be forwarded to the Tenant at the address for the Tenant set forth in the Lease.

15.	This Tenant Estoppel Letter is given by the Tenant with the knowledge that the Lender is relying upon the representations herein made.

Very truly yours,

By:
Name:
Title:

EXHIBIT F

Prohibited Entities

The divisions of the following companies (but not the actual companies or other divisions thereof) that provide as their business for outside companies “Customer Services for Employer Benefit Plans”:

Mercer Human Resource Consulting

Towers Perrin

Watson Wyatt Worldwide

CitiStreet (a partnership between subsidiaries of Citigroup and State Street)

Fidelity Investments

Merrill Lynch

Putnam Investments

T. Rowe Price

The Vanguard Group

Automatic Data Processing

Ceridian

Paychex

Accenture

Electronic Data Systems

IBM

Synhrgy

Affiliated Computer Services, Inc.

EXHIBIT G

SUBORDINATION NON-DISTURBANCE AGREEMENT

THIS NON-DISTURBANCE, ATTORNMENT, ESTOPPEL AND SUBORDINATION AGREEMENT (this “Agreement”) is made and entered into as of the      day of         , 200     by, between and among                      (hereinafter referred to as “Mortgagee”),                      (“Lessee”), and SCC BUILDING I LIMITED PARTNERSHIP (“Lessor”).

RECITALS

A. Mortgagee is the owner and holder of that certain Promissory Note dated as of             ,          (the “Note”) in the principal sum of          and /100ths Dollars ($        ), secured by a Mortgage, Assignment of Leases and Rents and Security Agreement (the “Mortgage”) and an Assignment of Leases and Rents (the “Assignment of Rents”), each of even date with the Note, which Mortgage constitutes a lien or encumbrance on that certain real property more particularly described in the attached Exhibit A (the “Property”).

B. Lessee is the holder of a leasehold estate covering a portion of the Property (the “Demised Premises”) pursuant to the terms of that certain lease dated             ,          and executed by Lessee and Lessor (the “Lease”). A copy of the Lease, certified as true and correct by Lessee, has previously been delivered to Mortgagee and has not been amended, modified or terminated as of the date hereof.

C. Lessee, Lessor and Mortgagee desire to confirm their understanding with respect to the Lease, the Mortgage and the Assignment of Rents.

AGREEMENT

1. So long as Lessee is not in default (beyond any period given Lessee to cure such default) in the payment of rent or in the performance of any of the terms, covenants or conditions of the Lease on Lessee’s part to be performed, Lessee’s possession and occupancy of the Demised Premises shall not be interfered with or disturbed by Mortgagee during the term of the Lease or any extension thereof duly exercised by Lessee.

2. Lessee hereby consents to the assignment by Lessor to Mortgagee of the Lease, as set forth in the Mortgage and the Assignment of Rents. If the interests of Lessor shall be transferred to and/or owned by Mortgagee by reason of judicial foreclosure, power-of-sale foreclosure or other proceedings brought by Mortgagee, or by any other manner, including, but not limited to, the institution of a receiver for the Property or Mortgagee’s exercise of its rights under the Assignment of Rents, Lessee shall be bound to Mortgagee under all of the terms, covenants and conditions of the Lease for the balance of the remaining term thereof and any extension thereof duly exercised by Lessee, with the same force and effect as if Mortgagee were the lessor under the Lease, and Lessee does hereby attorn to Mortgagee as its lessor, said attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties hereto immediately upon Mortgagee’s succeeding to the interest of the lessor under the Lease; provided, however, that Lessee shall be under no obligation to direct its payment of rent to Mortgagee until Lessee receives written notice from Mortgagee to do so.

The respective rights and obligations of Lessee and Mortgagee upon such attornment, to the extent of the then remaining balance of the term of the Lease and any such extension, shall be and are the same as now set forth therein, as modified hereby, it being the intention of the parties hereto for this purpose to incorporate the Lease in this Agreement by reference with the same force and effect as if set forth in full herein.

3. If Mortgagee shall succeed to the interest of the landlord under the Lease, Mortgagee shall, subject to the last sentence of this Section 3, be bound to Lessee under all of the terms, covenants and conditions of the Lease; provided, however, that Mortgagee shall not be:

(a) Liable for any act or omission of any prior lessor (including Lessor) or for any monetary damages incurred by Lessee in connection therewith or liable for any act or omission prior to Mortgagee’s succession to title; or

(b) Subject to any offsets, defenses or counterclaims which Lessee might have against any prior lessor (including Lessor) or accruing prior to Mortgagee’s succession to title; or

(c) Bound by any rent, additional rent or advance rent which Lessee might have paid for more than the current month to any prior lessor (including Lessor) or prior to Mortgagee’s succession to title and all such rent shall remain due and owing notwithstanding such advance payment; or

(d) Bound by any amendment or modification of the Lease made without its consent and written approval; or

(e) Required to expend toward restoration of the building any monies in excess of the net proceeds of insurance received by Mortgagee in the event of a foreclosure of the Mortgage or acceptance by Mortgagee of a deed in lieu of foreclosure prior to full restoration of the building.

4. Lessee agrees that notice from Mortgagee shall have the same effect under the Lease as notice to Lessee from the landlord thereunder and Lessee agrees to be bound by such notice notwithstanding the existence or nonexistence of a default under the Mortgage or any dispute with respect thereto between the mortgagor under the Mortgage and Mortgagee. Lessor has joined in the execution of this Agreement to indicate its consent to the provisions of this paragraph 4.

5. Subject to the terms of this Agreement (including, but not limited to, those in Section 2 hereof, the Lease and the terms thereof are, and shall at all times continue to be, subject and subordinate in each and every respect, to the Mortgage and the terms thereof, and consolidations of the Mortgage. Nothing herein contained shall be deemed or construed as limiting or restricting the enforcement by Mortgagee of any of the terms, covenants, provisions or remedies of the Mortgage or the Assignment of Rents, whether or not consistent with the Lease.

6. The term “Mortgagee” shall be deemed to include                      and all of its successors and assigns, including anyone who shall have succeeded to Lessor’s interest by, through or under judicial or power-of-sale foreclosure or other proceedings brought pursuant to the Mortgage, or deed in lieu of such foreclosure or proceedings, or otherwise.

7. Lessor and Lessee represent and warrant to Mortgagee as follows: (a) that the Lease is presently in full force and effect and unmodified or changed; (b) that Lessee is in occupancy and the obligation to pay Rent did commence on                     , and full rental will then accrue or is now accruing thereunder; (c) that all conditions required under the Lease that could have been satisfied as of the date hereof have been met; (d) that no rent under said Lease has been paid more than thirty (30) days in advance of its due date; (e) that no default or event, which with the giving of notice, passage of time, or both, would constitute a default, exists under said Lease; (f) that the Lessee, as of this date, has no charge, lien or claim of offset under said Lease or otherwise, against rents or other charges due or to become due thereunder; (g) that the Lease constitutes the entire agreement between the parties and that Mortgagee shall have no liability or responsibility with respect to any security deposit of Lessee; (h) that the only persons, firms or corporations in possession of said leased premises or having any right to the possession or use of said premises (other than the record owner) are those holding under the Lease; and (i) that the Lessee has no right or interest in or under any contract, option or agreement involving the sale or transfer of the Demised Premises.

8. In the absence of the prior written consent of Mortgagee, Lessee agrees not to do any of the following: (a) prepay the rent under the Lease for more than one (1) month in advance, (b) enter into any agreement with the Lessor to amend or modify the Lease, it being understood that the exercise of any rights, options or elections contained in the Lease shall not be deemed to by an amendment or modification of the Lease, (c) voluntarily surrender the Demised Premises or terminate the Lease prior to the expiration date thereof set forth in the Lease, except in connection with a casualty or condemnation as contemplated in the Lease, and (d) sublease the Demised Premises or assign Lessee’s interest in the Lease, except where permitted in the Lease without Landlord’s consent.

9. Lessee shall undertake in good faith to promptly notify Mortgagee of any default, act or omission of Landlord which would give Lessee the right, immediately or after the lapse of a period of time, to withhold or set-off against rent due under the Lease, to cancel or terminate the Lease or to claim a partial or total eviction (“a Landlord Default”). In the event of a Landlord Default, the Lessee shall not exercise any rights available to it to cancel or terminate the Lease until it has given written notice of such Landlord Default to Mortgagee; and Mortgagee has failed within thirty (30) days after Mortgagee receives such notice, to cure or remedy the Landlord Default. If the same cannot be reasonably remedied within such thirty-day period, then Mortgagee shall have a reasonable period for remedying such Landlord Default. However, in any event, Mortgagee’s time to cure such default shall not be less than the period of time the Landlord would be entitled to cure such default pursuant to the terms of the Lease. Mortgagee shall have no obligation under this paragraph to remedy any Landlord Default.

10. So long as the Loan is outstanding, Lessee covenants to provide Mortgagee, upon reasonable request, with all information, including, but not limited to evidence of payment of taxes and insurance (if Lessee is obligated for such payments under the Lease) to which the Lessor may be entitled under the Lease.

11. If the Lease provides that Lessee is entitled to expansion space, Mortgagee shall have no obligation, or any liability for failure, to provide such expansion space if a prior landlord, by reason of Lease(s) entered into with other lessees of the Property, has precluded the availability of such expansion space.

12. So long as the Loan is outstanding, Mortgagee or its designee may enter upon the Property at all reasonable times to visit or inspect the Property and discuss the affairs, finances and accounts of Lessee applicable to the Property or the Lease at such reasonable times as Mortgagee or its designee may request.

13. Lessee hereby represents and warrants that the Lease and this Agreement have been duly authorized, executed and delivered by Lessee and constitute legal, valid and binding instruments, enforceable against Lessee in accordance with their respective terms, except as such terms may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

14. This Agreement may not be modified orally or in any other manner than by an agreement in writing signed by the parties hereto and their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. In the event of a conflict between the provisions of this Agreement and the provisions of the Lease, the provisions of this Agreement shall control.

15. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart.

16. Anything herein or in the Lease to the contrary notwithstanding, in the event that Mortgagee shall acquire title to the Property, Mortgagee shall have no obligation, nor incur any liability, beyond Mortgagee’s then interest, if any, in the Property and Lessee shall look exclusively to such interest, if any, of Mortgagee in the Property for the payment and discharge of any obligations imposed upon Mortgagee hereunder or under the Lease, and Mortgagee is hereby released or relieved of any other liability hereunder and under the Lease. Lessee agrees that, with respect to any money judgment which may be obtained or secured by Lessee against Mortgagee, Lessee shall look solely to the estate or interest owned by Mortgagee in the Property, and Lessee will not collect or attempt to collect any such judgment out of any other assets of Mortgagee.

17. All notices or other communications required or permitted to be given pursuant to the provisions hereof shall be in writing and shall be considered as properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person to the intended addressee, or by prepaid telegram. Notice so given in person or by telegram shall be effective upon its deposit. Notice so given by mail shall be effective two (2) days after deposit in the United States mail. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be:

Lessor:

SCC BUILDING I LIMITED PARTNERSHIP

Attention:

Lessee:

Attention:

With a copy to:

Attention:

Mortgagee:

Attention:

With a copy to:

Attention:

Provided, however, that any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other parties in the manner set forth hereinabove.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

[MORTGAGEE]

By:
Name:
Title:

[LESSEE]

By:
Name:
Title:

For the purpose of consenting to the provisions of paragraph 4 hereof:

[LESSOR]

By:
Name:
Title:

EXHIBIT H

LEASE GUARANTY

THIS LEASE GUARANTY, by AX CAN INTERMEDIATE HOLDINGS INC., a corporation formed under the laws of the State of Delaware, having an address at 22 Inverness Center Parkway, Birmingham, Alabama 35242 (the “Guarantor”) in favor of SCC BUILDING I LIMITED PARTNERSHIP, a New Jersey limited partnership, having an address c/o SJP Properties, Morris Corporate Center IV, Building C, 379 Interpace Parkway, Parsippany, New Jersey 07054 (the “Landlord”).

WITNESSETH:

WHEREAS, the Guarantor has requested Landlord to enter into a lease with AXCAN PHARMA US, INC. (the “Tenant”) for approximately 18,584 square feet of rentable area in the Building known as Somerset Corporate Center I, in Bridgewater, New Jersey for an initial term (the “Initial Term”) of five (5) years (the “Lease”);

WHEREAS, the Landlord has required as a condition to entering into the Lease that the Guarantor guaranty the Lease in the manner hereinafter set forth.

NOW, THEREFORE, to induce the Landlord to enter into the Lease, Guarantor hereby agrees as follows:

1. (a) The Guarantor unconditionally guarantees to the Landlord the full and punctual performance and observance, by the Tenant, of all the terms, covenants and conditions in the Lease contained on Tenant’s part to be kept, performed or observed. This Guaranty shall include any liability of Tenant that shall accrue under the Lease for any period preceding as well as any period following the term in the Lease specified.

    (b) If, at any time, default shall be made by the Tenant in the performance or observance of any of the terms, covenants or conditions in the Lease contained on the Tenant’s part to be kept, performed or observed, the Guarantor will keep, perform and observe the same, as the case may be, in place and stead of the Tenant.

2. The Guarantor hereby waives: (a) notice of acceptance of this Guaranty; (b) presentment and demand for any payments due Landlord; (c) protest and notice of dishonor or default to the Guarantor or to any other person or party with respect to the terms of the Lease or any portion thereof; (d) all notices to which the Guarantor might otherwise by entitled under this Guaranty; (e) notice of Tenant’s nonpayment, nonperformance or nonobservance; and (f) any demand for payment under this Guaranty.

3. This is a guaranty of performance and payment and not of collection and the Guarantor waives any right to require that any action be brought against the Tenant or to require that resort be had to any credit on the books of the Landlord in favor of the Guarantor or any other person or party.

4. Any act of the Landlord, or the successors or assigns of the Landlord, consisting of a waiver of any of the terms or conditions of the Lease, or the giving of any consent to any manner or thing relating to the Lease, or the granting of any indulgences or extensions of time to the Tenant, may be done without notice to the Guarantor and without releasing the obligations of the Guarantor hereunder.

5. The obligations of the Guarantor hereunder shall not be released by Landlord’s receipt, application or release of security given for the performance and observance of covenants and conditions in the Lease contained on Tenant’s part to be performed or observed; nor by any modification of the Lease, but in case of any such modification the liability of the Guarantor shall be deemed modified in accordance with the terms of any such modification of the Lease.

6. The liability of the Guarantor hereunder shall in no way be affected by (a) the release or discharge of the Tenant in any creditors’, receivership, bankruptcy or other proceedings, (b) the impairment, limitation or modification of the liability of the Tenant or the estate of the Tenant in bankruptcy, or of any remedy for the enforcement of the Tenant’s said liability under the Lease, resulting from the operation of any present or future provision of the Bankruptcy Code or other statute or from the decision in any court; (c) the rejection or disaffirmance of the Lease in any such proceedings; (d) the assignment or transfer of the Lease by the Tenant; (e) any disability or other defense of the Tenant, or (f) the cessation from any cause whatsoever of the liability of the Tenant.

7. Until all the covenants and conditions in the Lease on the Tenant’s part to be performed and observed are fully performed and observed, the Guarantor: (a) shall have no right of subrogation against the Tenant by reason of any payments or acts of performance by the Guarantor, in compliance with the obligations of the Guarantor hereunder; (b) waives any right to enforce any remedy which the Guarantor now or hereafter shall have against the Tenant by reason of any one or more payment or acts of performance in compliance with the obligations of the Guarantor hereunder; and (c) subordinates any liability or indebtedness of the Tenant now or hereafter held by the Guarantor to the obligations of the Tenant to the Landlord under the Lease.

8. This Guaranty shall apply to the Lease, any extension or renewal thereof and to any holdover term following the term thereby granted.

9. Each reference herein to the Landlord shall be deemed to include its successors and assigns, in whose favor the provisions of this Guaranty shall also inure and who shall be bound by the provisions of this Guaranty. Each reference herein to the Guarantor shall be deemed to include the successors, heirs and assigns of the Guarantor, in whose favor the provisions of this Guaranty shall also inure and all of whom shall be bound by the provisions of this Guaranty.

10. No delay on the part of the Landlord in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on the Guarantor shall be deemed to be a waiver of the obligation of the Guarantor or of the right of the Landlord to take further action without notice or demand as provided herein; nor in any event shall any modification or waiver of the provisions of this Guaranty be effective unless in writing nor shall any such waiver be applicable except in the specific instance for which given.

11. In the event of a default under any of the terms of the Lease, Landlord shall have the right to proceed directly and immediately against the Guarantor and such proceeding is not to be deemed an irrevocable election of remedies.

12. This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of New Jersey and shall be in all respects governed, construed, applied and enforced in accordance with the laws of said State; and no defense given or allowed by the laws of any other state or country shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the State of New Jersey. The Guarantor agrees to submit to personal jurisdiction in the State of New Jersey in any action or proceeding arising out of this Guaranty and, in furtherance of such agreement, the Guarantor hereby agrees and consents that, without limiting other methods of obtaining jurisdiction, jurisdiction over the Guarantor in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New Jersey and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the Guarantor by registered mail to or by personal service at the principal office of the Guarantor, whether such address be within or without the jurisdiction of any such court.

13. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the Guarantor and the Landlord.

14. THE GUARANTOR AND THE LANDLORD AGREE THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY THE LANDLORD OR THE GUARANTOR ON OR WITH RESPECT TO THIS GUARANTY OR THE LEASE, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. THE LANDLORD AND THE GUARANTOR EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. FURTHER, THE GUARANTOR WAIVES ANY RIGHT THE GUARANTOR MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE GUARANTOR ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS GUARANTY.

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the day of January,          2009.

Address:	AXCAN INTERMEDIATE HOLDINGS INC.

By:
Name:
Title: